SCHEDULE 14C
INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☑	Definitive Information Statement

deltathree, Inc.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required
☑	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies: Common Stock

(2)	Aggregate number of securities to which transaction applies: 33,311,025

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (A) 33,311,025 shares of Common Stock multiplied by $0.01 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001162 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $333,110.25

(5)	Total fee paid: $38.71

☑	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid: $38.71

(2)	Form, Schedule or Registration Statement No.: Schedule 13E-3

(3)	Filing Party: deltathree, Inc.

(4)	Date Filed: May 14, 2015

NOTICE OF ACTION BY WRITTEN CONSENT
AND APPRAISAL RIGHTS AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

Dear Stockholder:

This notice of action by written consent and appraisal rights and information statement is being furnished to the holders of common stock, par value $0.001 per share (“Common Stock”) of deltathree, Inc., which we refer to as “deltathree” or the “company,” in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 12, 2015, among deltathree, D4 Holdings, LLC, a Delaware limited liability company, (“D4”), and D4 Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of D4 (“Merger Sub”), pursuant to which Merger Sub will merge with and into deltathree, with deltathree surviving as a wholly-owned subsidiary of D4 (the “Merger”). Upon completion of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than shares of Common Stock (i) held by stockholders who are entitled to demand and who properly demand appraisal for such shares under Section 262 of the General Corporation Law of the State of Delaware (“DGCL”) or (ii) held in the treasury of deltathree or by D4 or any direct or indirect subsidiary of deltathree or D4, will be converted into the right to receive $.01 in cash, without interest and less any required withholding taxes (the “Merger Consideration”). A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

deltathree’s Board of Directors (the “deltathree Board”), acting through its special committee of three independent directors, unanimously determined that the terms and conditions of the Merger and the Merger Agreement are in the best interests of deltathree and its stockholders, approved and declared advisable the Merger Agreement, and recommended that deltathree’s stockholders authorize and adopt the Merger Agreement.

The adoption of the Merger Agreement required the affirmative vote or written consent of the holders of a majority of the combined voting power of our issued and outstanding shares of Common Stock. D4 holds approximately 54% of the voting power of the issued and outstanding shares of Common Stock, and delivered on May 12, 2015 a written consent adopting the Merger Agreement and authorizing the transactions contemplated in the Merger Agreement, including the Merger. As a result, no further action by any other of deltathree’s stockholders is required to adopt the Merger Agreement or to authorize the transactions contemplated thereby. deltathree has not solicited and will not be soliciting your authorization and adoption of the Merger Agreement and does not intend to call a stockholders meeting for the purposes of voting on the authorization and adoption of the Merger Agreement. This notice and the accompanying information statement constitute notice to you from deltathree of the action by written consent taken by D4 contemplated by Section 228 of the DGCL.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Common Stock, other than D4, will have the right to seek an appraisal for the “fair value” of their shares of Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. In order to exercise your appraisal rights, you must demand in writing appraisal within 20 days after the mailing of the accompanying information statement and comply with the procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex C.

This notice and the accompanying information statement constitute notice to you from deltathree of the availability of appraisal rights under Section 262 of the DGCL. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

We urge you to read the entire information statement carefully. Please do not send in your stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of Common Stock.

By Order of the deltathree Board.

President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the information contained in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated May 14, 2015 and is first being mailed to our stockholders on June 4, 2015.

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SUMMARY

The following summary highlights selected information from this information statement (this “Information Statement”) and may not contain all of the information that is important to you. Accordingly, we encourage you to read this entire Information Statement and its annexes carefully, as well as those additional documents to which we refer you. Items in this summary include a page reference directing you to a more complete description of that item in this Information Statement. You may obtain the information incorporated by reference into this Information Statement without charge by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 31.

Unless we otherwise indicate or unless the context requires otherwise, all references in this Information Statement to deltathree, “we,” “our” and “us” refer to deltathree, Inc. and, where appropriate, its subsidiaries; all references to “D4” refer to D4 Holdings, LLC; all references to “Merger Sub” refer to D4 Acquisition, Inc.; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of May 12, 2015, among D4, Merger Sub and deltathree, as it may be amended from time to time, a copy of which is attached as Annex A to this Information Statement; all references to the “Merger” refer to the merger of Merger Sub with and into deltathree, with deltathree surviving as a wholly-owned subsidiary of D4, as contemplated by the Merger Agreement; all references to the “Merger Consideration” refer to the consideration of $0.01 per share in cash, without interest and subject to reduction for any required withholding taxes, contemplated to be received by the holders of our Common Stock pursuant to the Merger Agreement; all references to the “deltathree Board” refer to deltathree’s Board of Directors acting through its committee of independent directors; and all references to “Common Stock” refer to deltathree’s common stock, par value $0.001 per share (“Common Stock”). Terms not defined in this Information Statement shall have the meanings ascribed to them in the Merger Agreement.

Parties to the Merger (Page 10)

deltathree, Inc.

deltathree, a Delaware corporation, is a global provider of integrated video and voice over Internet Protocol, or VoIP, telephony services, products, hosted solutions and infrastructure. We were founded in 1996 to capitalize on the growth of the Internet as a communications tool by commercially offering Internet Protocol, or IP, telephony services, or VoIP telephony. VoIP telephony is the real-time transmission of voice communications in the form of digitized “packets” of information over the Internet or a private network, similar to the way in which e-mail and other data is transmitted. While we began as primarily a low-cost alternative source of wholesale minutes for carriers around the world, we have evolved into an international provider of next generation communication services.

Today, deltathree supports tens of thousands of active users around the globe through our service provider and reseller channel and our direct-to-consumer channel. We have built a privately-managed, state-of-the-art global telecommunications platform using IP technology and we offer a broad suite of private label VoIP products and services as well as a back-office platform. Our operations management tools include, among others: account provisioning; e-commerce-based payment processing systems; billing and account management; operations management; web development; network management; and customer care. Based on our customizable VoIP solutions, these customers can offer private label video and voice-over-IP services to their own customer bases under their own brand name, a “white-label” brand (in which no brand name is indicated and different customers can offer the same product), or the deltathree brand. At the same time, our direct-to-consumer channel includes our joip Mobile application (which is a cellular phone application providing low cost mobile calls over 3G cellular networks as well as WiFi networks) and our iConnectHere offering (which provides VoIP products and services directly to consumers and small businesses online using the same primary platform). We are able to provide our services at a cost per user that is generally lower than that charged by traditional service providers because we minimize our network costs by using efficient packet-switched technology and interconnecting to a wide variety of termination options, which allows us to benefit from pricing differences between vendors to the same termination points.

Our mailing address is 1 Bridge Plaza, Ft. Lee, New Jersey 07024, and our telephone number is (212) 500-4850.

D4 Holdings, LLC

D4 is a Delaware limited liability company and was formed to hold shares in deltathree. D4 is an affiliate of ACN, Inc. (“ACN”). ACN is a multi-level marketing company that markets telecommunications, television, energy and other services, depending on the country, through a network of independent sales agents. ACN is based in Concord, North Carolina.

D4’s mailing address is 349-L Copperfield Blvd. #407, Concord, NC 28025, and its telephone number is (704) 260-3304.

D4 Acquisition, Inc.

Merger Sub is a wholly-owned subsidiary of D4 formed solely for the purpose of completing the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Merger Sub’s mailing address is 349-L Copperfield Blvd. #407, Concord, NC 28025.

The Merger (Page 10)

On May 12, 2015, deltathree entered into the Merger Agreement with D4 and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into deltathree, with deltathree continuing as the surviving corporation and a wholly-owned subsidiary of D4. We expect to complete the Merger by July 31, 2015. After the Merger is completed, each deltathree stockholder (other than as set forth below under the heading “Merger Consideration”) will have the right to receive the Merger Consideration, but will no longer have any rights as a deltathree stockholder or any ongoing interest in the continuing operations of deltathree.

The Merger Consideration (Page 10)

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (except for shares held by stockholders who are entitled to and who properly exercise, and do not withdraw or lose, their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) and shares held in the treasury of deltathree or by D4 or any direct or indirect subsidiary of deltathree or D4) will convert into the right to receive the Merger Consideration of $0.01 in cash, without interest.

Stock Options (Page 18)

At the Effective Time:

•	each option to purchase shares of Common Stock (an “Option”) that is outstanding and unexercised as of the Effective Time, whether vested or unvested, will be cancelled. Because the Merger Consideration is less than the exercise prices of all outstanding Options, no consideration will be payable as a result of the Option cancellation.

Reasons for the Merger; Recommendation of the deltathree Board (Page 12)

After consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the deltathree Board,” beginning on page 12, the deltathree Board, based on the recommendation of the special committee, unanimously determined that the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement are in the best interests of deltathree and our stockholders. Based on such determination, the deltathree Board (i) approved the Merger Agreement and the Merger, (ii) declared the Merger Agreement advisable and (iii) recommended authorization and adoption of the Merger Agreement by the stockholders of deltathree.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger — Reasons for the Merger; Recommendation of the deltathree Board” beginning on page 12.

Stockholder Action by Written Consent (Page 22)

The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of the holders of a majority of the combined voting power of our issued and outstanding Common Stock. On May 12, 2015, D4, which controls approximately 54% of the voting power of the issued and outstanding shares of Common Stock, provided its written consent approving the Merger. Therefore no further action by any deltathree stockholder will be required to adopt the Merger Agreement or approve the Merger. As a result, deltathree has not and will not be soliciting your vote for the adoption of the Merger Agreement and does not intend to call a stockholders meeting for purposes of voting on the Merger.

No Independent Advisor Opinion (Page 13)

Based on the conclusions of the deltathree special committee, no independent advisor opinion was obtained in connection with the transactions contemplated by the Merger Agreement. For a more detailed discussion of the special committee’s determination, see “The Merger No Independent Advisor Opinion.”

Interests of Certain Persons in the Merger (Page 14)

You should be aware that certain of our directors may have interests in the Merger that may be different from, or in addition to, your interests as a holder of Common Stock. The deltathree Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of deltathree. These interests include:

•	our directors consisting of Robert Stevanovski, Anthony J. Cassara, David Stevanovski and Charles (Chip) Barker indirectly hold interests in D4 and, therefore, will have an increased interest in deltathree following the Merger; and
•	continued indemnification and officers’ and directors’ liability insurance coverage for our directors and executive officers for six (6) years following the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time.

The Merger Agreement (Page 17)

Conditions to the Merger (Page 24)

Each of deltathree’s, D4’s and Merger Sub’s obligations to complete the Merger are subject to the satisfaction or waiver of the following conditions, among other things:

•	approval by deltathree’s stockholders, which approval was obtained when D4 executed and delivered the Written Consent on May 12, 2015;
•	the distribution of this Information Statement to our stockholders and the passage of at least 20 calendar days following such distribution; and
•	the absence of any applicable law that prohibits completion of the Merger.

In addition, deltathree’s obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of D4 and Merger Sub being true and correct in the manner set forth in the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 24;
•	each of D4 and Merger Sub having performed, in all material respects, all of its obligations under the Merger Agreement; and
•	the delivery to deltathree of an officers’ certificate from D4 and Merger Sub certifying that the preceding two conditions above have been met.

In addition, D4’s and Merger Sub’s obligations to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of deltathree being true and correct in the manner set forth in the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 24;

•	deltathree having performed, in all material respects, all of its obligations under the Merger Agreement; and
•	the delivery to D4 of an officers’ certificate from deltathree certifying that the preceding two conditions above have been met.

Termination (Page 24)

The Merger Agreement may be terminated at any time upon the mutual written consent of deltathree and D4. Other circumstances under which deltathree or D4 may terminate the Merger Agreement are described under “The Merger Agreement Termination” beginning on page 24.

Certain U.S. Federal Income Tax Consequences of the Merger (Page 14)

The exchange of shares of our Common Stock for cash pursuant to the Merger or due to the exercise of appraisal rights will be treated as a taxable sale for U.S. federal income tax purposes (and also may be taxed under applicable state, local and foreign tax laws), so that stockholders who are U.S. Holders (as defined in the section entitled “The Merger — Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 14) will generally recognize capital gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the Merger or due to the exercise of appraisal rights and their adjusted tax basis in their shares of Common Stock. Any such gain will be long-term capital gain subject to tax at capital gain rates if you have held the Common Stock for more than one year or as short term capital gain subject to tax at ordinary income rates if you have held our Common Stock for one year or less.

You should read “The Merger — Certain U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the Merger. We urge you to consult your own tax advisor to determine the particular U.S. federal, state, local and foreign tax consequences to you of the receipt of the Merger Consideration in exchange for shares of our Common Stock pursuant to the Merger or pursuant to exercising appraisal rights in connection with the Merger.

Appraisal Rights of Existing Stockholders (Page 26)

Under the DGCL, stockholders who do not wish to accept the Merger Consideration are entitled to appraisal rights in connection with the Merger, provided that such stockholders demand in writing appraisal within 20 days of the mailing date of this Information Statement and meet all of the other conditions set forth in Section 262 of the DGCL. This means that you are entitled to elect to not accept the Merger Consideration and instead seek the fair value of your shares of Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Court of Chancery of the State of Delaware (the “Delaware Court”) and to receive payment for your shares based on that valuation. The ultimate amount that you receive in an appraisal proceeding may be less than, equal to or more than the amount that you would have received under the Merger Agreement.

To exercise your appraisal rights, you must demand in writing appraisal within 20 days of the date of mailing of this Information Statement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See the section entitled “Appraisal Rights” beginning on page 26 and the text of the Delaware appraisal rights statute, which is reproduced in its entirety as Annex C to this Information Statement and incorporated by reference herein. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Market Price of Our Common Stock (Page 26)

The closing price of our Common Stock on the OTCQB, on May 11, 2015, the last trading day prior to public announcement of the execution of the Merger Agreement, was $0.01 per share. On May 29, 2015, the most recent practicable date before this Information Statement was mailed to our stockholders, the closing price of our Common Stock on the OTCQB was $0.00 per share. You are encouraged to obtain current market quotations for our Common Stock.

Delisting and Deregistration of Our Common Stock

If the Merger is completed, deltathree’s Common Stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we would no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) on account of our Common Stock or otherwise.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a deltathree stockholder. Please refer to the ”Summary” beginning on page 1 and the more detailed information contained elsewhere in this Information Statement, the annexes to this Information Statement and the documents referred to or incorporated by reference in this Information Statement, each of which you should read carefully. You may obtain the information incorporated by reference in this Information Statement without charge by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 31.

Q:	What is the proposed transaction?
A:	The proposed transaction is the acquisition of deltathree by D4 pursuant to the Merger Agreement. Upon the terms and subject to the satisfaction or waiver of the conditions under the Merger Agreement, Merger Sub will merge with and into deltathree, with deltathree being the surviving corporation and becoming a wholly-owned subsidiary of D4.
Q:	What will I be entitled to receive if the Merger is completed?
A:	Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $0.01 in cash, without interest, less any applicable withholding taxes, for each share of Common Stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under Section 262 of the DGCL with respect to such shares, in which case you will be entitled to receive the fair value of your shares as determined by the Delaware Court. For example, if you own 100 shares of Common Stock, you will be entitled to receive $1.00 in cash in exchange for your shares of Common Stock, without interest, less any applicable withholding taxes.

Upon completion of the Merger, you will not own any shares of the capital stock in the surviving corporation.

Q:	When do you expect the Merger to be completed?
A:	We are working to complete the Merger as soon as practicable and expect it to close by July 31, 2015, assuming that all of the conditions set forth in the Merger Agreement have been satisfied or waived.
Q:	When can I expect to receive the cash Merger Consideration for my shares?
A:	After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the Merger Consideration. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent a payment of the Merger Consideration for your shares. If your shares are held in “street name” by a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares in exchange for the Merger Consideration.
Q:	Will the Merger be a taxable transaction to me?
A:	Yes. The exchange of shares of Common Stock for cash pursuant to the Merger or as a result of exercising appraisal rights in connection with the Merger generally will be a taxable transaction to U.S. Holders (as defined in the section entitled “The Merger — Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 14) for U.S. federal income tax purposes (and may also be taxable under applicable state, local and foreign tax laws). If you are a U.S. Holder and you exchange your shares of Common Stock in the Merger or as a result of exercising appraisal rights in connection with the Merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the Merger or pursuant to the exercise of appraisal rights and your adjusted tax basis in your shares of Common Stock. Backup withholding may also apply to such cash payments made unless the U.S. Holder or other payee complies with the backup withholding rules. You should read the section entitled “The Merger — Certain U.S. Federal Income Tax

Consequences of the Merger” beginning on page 14 for a more detailed discussion of certain material U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your U.S. federal, state and local and/or foreign taxes.
Q:	Did the deltathree Board approve and recommend the Merger Agreement?
A:	Yes. The special committee of the deltathree Board to whom the authority was delegated to undertake a process to consider alternatives voted unanimously to approve the Merger Agreement and the Merger and recommended that deltathree’s stockholders adopt the Merger Agreement.
Q:	Has stockholder approval and adoption of the Merger Agreement been obtained?
A:	Yes. D4 executed and delivered the Written Consent approving and adopting the Merger Agreement and approving the Merger on May 12, 2015. No further action by any deltathree stockholder is required to adopt the Merger Agreement or approve the Merger.
Q:	What happens if the Merger is not completed?
A:	If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, deltathree will remain a publicly traded company and the Common Stock will continue to be traded on the OTCQB.
Q:	Why am I not being asked to vote on the Merger?
A:	Consummation of the Merger required the adoption of the Merger Agreement by the holders of a majority of the voting power of the issued and outstanding shares of Common Stock voting or consenting. The requisite stockholder approval was obtained on May 12, 2015, when D4 executed and delivered the Written Consent adopting and approving in all respects the Merger Agreement and the transactions and agreements contemplated thereby. As a result, no further approval of the stockholders of deltathree is required to approve and adopt the Merger Agreement and the transactions and agreements contemplated thereby.
Q:	Why am I receiving this Information Statement?
A:	Applicable laws and securities regulations require us to provide you with notice that the Written Consent has been delivered by D4, as well as other information regarding the Merger, even though your vote or consent will neither be required nor requested to authorize and adopt the Merger Agreement or complete the Merger. This Information Statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this Information Statement as Annex C.
Q:	What happens if I sell my shares before the completion of the Merger?
A:	If you transfer your shares before the Effective Time, you will have transferred the right to receive the Merger Consideration to be received by our stockholders pursuant to the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.
Q:	Should I send in my stock certificates now?
A:	No. After the Merger is completed, you will be sent a letter of transmittal with related instructions promptly, describing how you may exchange your shares of Common Stock for the Merger Consideration. If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) to deltathree.
Q:	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger Consideration for my shares of Common Stock?
A:	Yes, provided that you comply with all applicable requirements and procedures. As a holder of Common Stock, you are entitled to appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See the section entitled “Appraisal Rights” beginning on page 26.

Q:	Who can help answer my other questions?
A:	If you have more questions about the Merger or need additional copies of this Information Statement, please contact Effi Baruch at (212) 500-4850.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Information Statement, and the documents to which we refer you in this Information Statement, contain “forward-looking statements” that involve risks and uncertainties within the meaning of various provisions of the Securities Act of 1933, as amended (the “Securities Act”), and of the Exchange Act. Forward-looking statements include statements concerning the expected benefits and closing of the proposed Merger, our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures and financing needs and other information that is not historical information. When used in this Information Statement, the words “estimates,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should” and variations of these words or similar expressions (or the negative versions of any of these words) are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we can give no assurance that management’s expectations, beliefs and projections will be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the results referred to in the forward-looking statements contained in this Information Statement. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this Information Statement include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this Information Statement, and the following factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•	the failure to close or delay in consummating the Merger for any other reason;
•	the outcome of any legal proceedings that have been or may be instituted against deltathree and/or others relating to the Merger Agreement;
•	the diversion of our management’s attention from our ongoing business concerns;
•	the effect of the announcement, pendency or anticipated consummation of the Merger on our business relationships, operating results and business generally; and
•	the amount of the costs, fees, expenses and charges related to the Merger.

Consequently, all of the forward-looking statements we make in this Information Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and in our consolidated financial statements and notes thereto included in our most recent filings on Form 10-Q and Form 10-K filed with the SEC that are incorporated by reference herein (see the sections entitled “Where You Can Find More Information” beginning on page 31 and “Incorporation by Reference” beginning on page 32). We undertake no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this Information Statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties to the Merger

deltathree, Inc.

deltathree, a Delaware corporation, is a global provider of integrated video and voice over Internet Protocol, or VoIP, telephony services, products, hosted solutions and infrastructure. We were founded in 1996 to capitalize on the growth of the Internet as a communications tool by commercially offering Internet Protocol, or IP, telephony services, or VoIP telephony. VoIP telephony is the real-time transmission of voice communications in the form of digitized “packets” of information over the Internet or a private network, similar to the way in which e-mail and other data is transmitted. While we began as primarily a low-cost alternative source of wholesale minutes for carriers around the world, we have evolved into an international provider of next generation communication services. For more information about deltathree, see “Where You Can Find More Information” beginning on page 31.

D4 Holdings, LLC

D4 is a Delaware limited liability company and was formed to hold shares in deltathree. D4 is an affiliate of ACN, a multi-level marketing company that provides telecommunications, television, energy and other services, depending on the country, through a network of independent sales agents. ACN is based in Concord, North Carolina.

D4 Acquisition, Inc.

Merger Sub was formed by D4 solely for the purpose of completing the Merger. Merger Sub is a wholly-owned subsidiary of D4 and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger

If the Merger is consummated, the Merger Agreement provides that at the Effective Time, Merger Sub will merge with and into deltathree. deltathree will be the surviving corporation in the Merger and will continue to do business as a wholly-owned subsidiary of D4. deltathree will cease to be an independent publicly-traded company. You will not own any shares of the capital stock of the surviving corporation.

The Merger Consideration

In the Merger, each share of Common Stock (except for any shares held by stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL and shares held by deltathree as treasury stock or by D4 or any direct or indirect subsidiary of deltathree or D4) outstanding immediately prior to the Effective Time will be converted into the right to receive $0.01 in cash, without interest, less any applicable withholding taxes.

Background of the Merger

In early 2009, D4 acquired its shares in deltathree in exchange for an investment of $1,170,000. The investment was motivated by strategic business reasons by ACN, D4’s affiliate. As a reseller of telecommunication services, ACN was hoping to leverage deltathree’s worldwide voice over IP global network, primarily in Australia, New Zealand, and Korea for ACN customers. In addition, deltathree had a prepaid billing system and a provisioning system that ACN thought could be beneficial to its business, especially for the provision of prepaid services in the United States, Canada and parts of Europe. At the same time, ACN invested in a manufacturer of videophones. The thought was to use deltathree’s network for the videophone services as well as provide deltathree with a new line of business by reselling the videophones as part of its network services.

Subsequent to this equity investment, starting in March, 2010 and continuing through September, 2012, D4 extended four loans to deltathree for working capital purposes. These loans were needed because deltathree’s business was not increasing so that its operating revenues could support the business. These loans totaled $4,300,000. In November, 2012, it was becoming apparent that deltathree would be unable to meet its obligations under these loans which eventually lead to amendments and a forbearance agreement. The most recent amendment, dated as of April, 23, 2015, is to the fourth loan agreement and increases the maximum principal amount thereunder from $300,000 to $500,000. In addition, deltathree was unable to pay commissions due ACN for the reselling of deltathree’s network.

Recognizing starting in 2012 that deltathree was having difficulty sustaining its business and required additional capital, the Company began to explore its options and in April, 2013, started having discussions with a strategic buyer that was seeking some debt forgiveness from D4 but allowing the deltathree stockholders to maintain equity in the Company. Nothing materialized from these discussions so that at the August 7, 2013 meeting of the board of directors, the board agreed that the company should undertake a more formal process to achieve the potential sale or merger of the company with a strategic partner. The board agreed that the independent directors consisting of Lior Samuelson, Lyle Patrick and Donna Reeves would lead the process. At the November 12, 2013 meeting of the board, Mr. Samuelson announced that four investment banking firms were referred to the company and in October, 2013, the Company had retained ChessieCap, a Maryland-based firm familiar with the mid-cap technology and telecommunication sectors. Mr. Samuelson reported that a presentation book had been prepared and four nondisclosure agreements had already been executed with potential purchasers.

Through early 2014, ChessieCap had introduced deltathree to approximately 40 prospective purchasers. Only two companies expressed any interest and in both cases proposals were presented that would not result in any proceeds to stockholders and would also require debt forgiveness from D4. In May, 2014 the process with ChessieCap terminated. It was then agreed that Effi Baruch, deltathree’s CEO, would take the responsibility through industry contacts and word of mouth to identify parties that may have an interest in deltathree.

Thereafter, additional indications of interest arose but no formal proposals were presented. The opportunity that presented itself in April, 2013, after nearly 18 months of discussions had deteriorated to a $750,000 asset purchase proposal. Two other parties had suggested asset sales that again would not satisfy debt or leave any value for deltathree stockholders. In December, 2014, an investor surfaced that suggested a $2,000,000 investment of which $1,000,000 would be used to satisfy outstanding debt but nothing materialized after the suggestion was made. In February of this year, an additional opportunity arose which suggested a reverse merger in which the deltathree stockholders would continue to retain a 35% equity position but D4 would need to forego all of its debt in exchange for a $1,000,000 payment to D4, tied to the profitability of the company. The committee sought to obtain additional information from the party presenting the proposal but the information was not forthcoming and discussions soon halted.

In February, 2015, D4, recognizing that the prospects of undertaking a transaction with a strategic buyer or investor were not favorable, began to express interest in acquiring deltathree and discussed with the committee the prospect of initiating a tender offer to acquire all outstanding shares of deltathree it did not hold at a price of $0.01 per share. D4 was of the opinion that the business of deltathree could conceivably survive by a reduction of the expenses of remaining a public company and gaining certain synergies with ACN’s business. On February 25, 2015, D4 provided a letter to the company announcing its intention to undertake a tender offer premised upon obtaining a tender of a majority of the shares held by the other stockholders of deltathree. Initially, the committee discussed this offer at its meetings on February 27, 2015 and March 6, 2015 but at the same time it was still considering the reverse merger opportunity.

By its meeting of March 12, 2015, the committee had determined that the tender offer represented a viable alternative and agreed to retain Greenberg Traurig, LLP to represent the company in connection with the tender offer.

Thereafter, through informal discussions between the committee and D4, the parties began to recognize the practical limitations of obtaining tenders from the holders of a majority of the unaffiliated shares in connection with a tender offer at a price of $0.01 per share. The committee, understanding that deltathree could be materially and adversely affected if a transaction was not promptly completed, considered the proposal from D4 that the acquisition be restructured as a merger and that D4 use its position as a holder of a majority of the outstanding shares to approve the merger. The committee was advised by counsel of the effect this process could have on the transaction if anyone opposed it inasmuch as the merger would be subject to judicial review under the entire fairness doctrine of Delaware law and would not gain the benefit of the business judgment rule. When this opinion was shared with D4, on March 26, 2015, D4 withdrew its tender offer notice and presented a merger offer to the committee.

On April 7, 2015, a telephonic meeting of the special committee was held with counsel to consider the merger proposal. At this meeting, the committee took note of the following factors:

•	Through the end of 2014, the financial condition of deltathree continued to deteriorate with the company’s working capital deficit and negative stockholders deficiency continuing to increase.
•	Operating losses had been incurred for the past five years and no information exists which would suggest this trend would not continue.
•	The company is incapable of satisfying any of its financial obligations to D4 let alone meeting its interest obligations to D4.
•	It was likely that additional capital will be required and the committee, absent continued support from D4 doubted the company’s ability to raise this capital.
•	If the additional capital required is not secured by the company in the subsequent months, strategic alternatives such as bankruptcy may be sought, the prospect of stockholders retaining value following any such proceedings is highly unlikely.
•	The retention of a qualified investment bank failed to produce any proposals or offers that would result in deltathree’s stockholders receiving any payments on their shares let alone the full payment of D4 debt.
•	No other proposals were made that would produce any benefit for the company’s stockholders.

Reasons for the Merger; Recommendation of the deltathree Board

After careful consideration, at a meeting held on May 12, 2015, the deltathree Board, based upon the recommendation of the special committee, unanimously determined that the terms and conditions of the Merger and the Merger Agreement are in the best interests of deltathree and its stockholders, approved and declared advisable the Merger Agreement, and recommended that deltathree’s stockholders authorize and adopt the Merger Agreement.

In making the determinations described above, the deltathree Board consulted with deltathree’s management, as well as deltathree’s legal advisors, and considered a variety of factors weighing in favor of or relevant to the Merger Agreement and the transactions contemplated thereby, including, without limitation, those described below:

•	the deltathree special committee’s understanding of the business, operations, financial conditions, earnings and prospects of deltathree, including the difficulty in attaining sustained growth in revenue in light of prior years’ results, the inability to operate deltathree in the absence of continued financial support from D4, and the inability of deltathree to find a purchaser who would present a better alternative to the deltathree stockholders that the offer from D4;
•	the fact that the consideration to be paid to deltathree’s stockholders under the Merger Agreement is in the form of cash, which will provide liquidity and certainty of value to deltathree’s stockholders;

•	the fact that it is likely that the Merger will be completed (subject to the terms and conditions of the Merger Agreement) so that deltathree as a public company can avoid the costs and expenses inherent in restructuring or finding other alternatives to deal with not having sufficient resources to continue to operate absent third party support;
•	the fact that the Merger Consideration and other terms of the Merger Agreement provide some liquidity to the deltathree stockholders in comparison to other potential opportunities which presented none;
•	the terms of the Merger Agreement, including:
•	that it provides deltathree with sufficient operating flexibility to conduct its business in the ordinary course of business consistent with past practice between signing the Merger Agreement and the Effective Time;
•	the limited conditions to the completion of the Merger which were, in the view of the deltathree Board, attainable;
•	the outside date under the Merger Agreement allows for sufficient time to complete the Merger; and
•	the fact that appraisal rights are available to stockholders of deltathree who did not execute the Written Consent and who comply with the requirements set forth in Section 262 of the DGCL.

The deltathree special committee also considered potential risks and potential disadvantages associated with the Merger Agreement and the transactions contemplated thereby including the fact that deltathree will no longer exist as an independent company for the benefit of its current stockholders. Because the special committee doubted the ability for deltathree to remain a viable public company or obtain a third-party offer superior to D4 offer, the special committee could not discern any risk or disadvantage that would merit not consummating the Merger because the consequences of not doing so would be detrimental to the deltathree stockholders since it was unlikely they would be in a position to realize any payment on their shares.

While the deltathree Board considered the potentially negative and potentially positive factors summarized above, it concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The above discussion includes the principal information and factors, both positive and negative, considered by the deltathree special committee, but are not intended to be exhaustive and may not include all of the information and factors considered by the deltathree special committee or any individual director. The above factors are not presented in any order of priority. The deltathree committee did not quantify or assign relative or specific weights to the factors considered in reaching its decision. Rather, the deltathree committee’s focus was directed towards consummating the Merger as soon as possible since in its opinion the Merger represented the best alternative for the deltathree stockholders.

No Independent Advisor Opinion

The special committee considered whether an advisor was warranted to determine the fairness of this transaction. deltathree did not possess any discretionary capital to devote towards the payment of an advisory opinion. In addition, deltathree had previously retained an investment banking firm in an attempt to obtain an acquiror of the company. Although approximately 40 companies were solicited, only two proposals were obtained and in neither case would the terms result in any distributable proceeds to the deltathree stockholders. In both cases, certain debt forgiveness on D4’s part would be required which D4 was not inclined to do. One other company presented a proposal to deltathree but was not responsive when deltathree attempted to derive information from the company and concluded that the proposal was not genuine. Under this proposal, D4 was required to forgive all debt and accept a $1 million earn-out tied to the profits of the resulting company which D4 rejected. The continuing viability of deltathree as a public company in the absence of additional financial support from D4 is questionable. For this reason, the committee concluded based upon all pertinent facts that it should preserve capital and forego an advisor especially since after nearly 18 months no alternative surfaced which could satisfy deltathree debt let alone provide any payment to the deltathree stockholders.

Interests of Certain Persons in the Merger

Certain of our directors and officers may be deemed to have interests in the Merger that may be different from, or in addition to, the interests of deltathree’s stockholders generally. The deltathree Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger. You should consider these and other interests of our directors and officers that are described in this Information Statement.

Employment Agreements Following the Merger

As of the date of this Information Statement, D4 has informed deltathree that none of deltathree’s current officers have entered into any agreement, arrangement or understanding with D4, Merger Sub or their affiliates regarding employment with the surviving corporation. Prior to signing the Merger Agreement, while D4 had general discussions with certain members of deltathree’s management about certain deltathree employees’ interests and plans following any potential transaction, D4 did not discuss specifics concerning which individuals it wished or did not wish to retain following the Merger or the terms of any such retention. As part of its retention efforts, D4 may enter into agreements, arrangements or understandings with deltathree’s officers and certain other key employees. To that end, after the Merger Agreement was executed and publicly disclosed, D4 has engaged and currently is engaging in discussions with selected members of deltathree’s management about potential continued employment with deltathree. All matters relating to any ongoing employment arrangements remain subject to negotiation and discussion, and no terms or conditions have been finalized.

Impact of the Merger on Current Officers

Effi Baruch, deltathree’s chief executive officer, is the only officer having an employment agreement. Upon termination, Mr. Baruch is entitled to three month’s salary, but he has no other rights resulting from the Merger. All of his outstanding options will be cancelled since none have an exercise price that is less than the Merger Consideration.

Director and Officer Exculpation, Indemnification and Insurance

The indemnification, advancement of expenses and insurance requirements set forth in the Merger Agreement relating to deltathree executive officers and directors are described under “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” beginning on page 23.

Regulatory Filings Required in Connection with the Merger

No regulatory approvals are required to consummate the Merger.

Certain U.S. Federal Income Tax Consequences of the Merger

The following is a summary of certain U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of our Common Stock. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, proposed and temporary regulations issued thereunder, administrative rulings and pronouncements issued by the Internal Revenue Service (“IRS”) and court decisions, all as now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought (and do not intend to seek) any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and the statements and conclusions in this Information Statement are not binding on the IRS or any court. We can provide no assurances that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our Common Stock. In addition, this summary does not address the U.S. federal income tax consequences of the Merger to U.S. Holders of our Common Stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, cooperatives, tax-exempt investors, U.S. expatriates or former long-term residents of the United States, dealers in securities, traders in securities who elect the mark-to-market method of accounting for their securities, S corporations, regulated investment companies, real estate investment trusts, holders who hold their Common Stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, tax-qualified retirement plans, individual retirement accounts or other tax-deferred accounts, holders who acquired our Common Stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code, and holders who do not hold their shares of our Common Stock as “capital assets” within the meaning of Section 1221 of the Code.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia; (c) an estate, the income of which is subject to federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. This discussion does not address the U.S. federal income tax consequences to any holder of our Common Stock who or which, for U.S. federal income tax purposes, is not a U.S. Holder, such as a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. Accordingly, such holders are urged to consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of the Merger. In addition, this discussion does not address U.S. federal estate or gift tax consequences of the Merger, or the tax consequences of the Merger under state, local or foreign tax laws.

If a partnership or other pass-through entity (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the Merger.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of our Common Stock should consult the holder’s tax advisor as to the particular tax consequences of the Merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of our Common Stock receiving cash pursuant to the Merger or pursuant to the exercise of appraisal rights generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in our Common Stock surrendered. Any such gain or loss generally will be capital gain or loss if our Common Stock is held as a capital asset at the Effective Time of the Merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. Holder has held our Common Stock for more than one year prior to the Effective Time of the Merger. If the U.S. Holder has held our Common Stock for one year or less prior to the Effective Time of the Merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gains for non-corporate taxpayers are taxed at a maximum U.S. federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. If a U.S. Holder acquired different blocks of our Common Stock at different times and different prices, such holder must determine the adjusted tax basis and holding period separately with respect to each such block of our Common Stock.

Information Reporting and Backup Withholding

Generally, U.S. Holders of our Common Stock will be subject to information reporting on the cash received pursuant to the Merger or pursuant to exercising appraisal rights in connection with the Merger, and may be subject to backup withholding, unless such a holder is a corporation or other exempt recipient. Under the U.S. federal backup withholding tax rules, the paying agent will be required to withhold a percentage of all cash payments to which a holder of Common Stock is entitled in connection with the Merger unless such holder provides on an IRS Form W-9 (or appropriate substitute form), a tax identification number and a certification under penalties of perjury that such holder is a U.S. person, that the tax identification number is correct, and that no backup withholding is otherwise required, and otherwise complies with the backup withholding rules. The current back-up withholding rate is 28%. Each U.S. Holder of our Common Stock should complete and sign the IRS Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to certify that the U.S. Holder is exempt from backup withholding or to provide the necessary information to avoid backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder of Common Stock under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this Information Statement. We encourage you to read the Merger Agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The Merger Agreement and the summary of its terms in this Information Statement have been included to provide you with information regarding its terms. The terms and information in the Merger Agreement are not intended to provide any other public disclosure of factual information about deltathree, D4 or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this Information Statement and in the public filings we make with the SEC, which may be obtained by following the instructions set forth in the section entitled “Where You Can Find More Information,” beginning on page 31. The representations, warranties and covenants contained in the Merger Agreement were made by deltathree, D4 and Merger Sub only for the purposes of the Merger Agreement and were qualified and subject to important limitations and exceptions agreed to by the contracting parties in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement and were negotiated with the principal purposes of establishing the circumstances under which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Information Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this Information Statement.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of deltathree, D4 or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this Information Statement.

Effects of the Merger; Directors and Executive Officers; Certificate of Incorporation; Bylaws

At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will be merged with and into deltathree. As a result of the Merger, the outstanding shares of capital stock of Merger Sub and the Company will be converted or canceled in the manner provided in Article II of the Merger Agreement, the separate corporate existence of Merger Sub will cease, and the deltathree will be the surviving corporation following the Merger. The directors and officers of Merger Sub immediately prior to the Effective Time will be the initial directors and officers of the surviving corporation, each to hold office until their respective death, permanent disability, resignation, removal, or until his or her respective successor is duly elected and qualified, all in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation and applicable law.

The Certificate of Incorporation of deltathree will be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation will read: “The name of this corporation is deltathree, Inc.” As so amended and restated, the Certificate of Incorporation of Merger Sub will be the Certificate of Incorporation of the Surviving Corporation, until amended thereafter in accordance with applicable law.

At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation (except that all references to Merger Sub in the bylaws of the Surviving Corporation will be changed to reflect the name change of Merger Sub), until amended thereafter in accordance with their terms, the terms of the amended and restated Certificate of Incorporation of the Surviving Corporation, and as provided by applicable law.

Closing and Effective Time

The consummation of the Merger (the “Closing”) will take place remotely by electronic transmission on such date as agreed to by D4, Merger Sub, and the Company (the “Closing Date”). Simultaneously with the Closing, deltathree as the Surviving Corporation will file the Certificate of Merger with the Secretary of State of the State of Delaware as required by the relevant provisions of the DGCL. The Merger will become effective, pursuant to the Certificate of Merger, at such time as the Certificate of Merger is so filed, or at such later time as is set forth in the Certificate of Merger (the “Effective Time”).

Treatment of Common Stock, Stock Options and Warrants

Common Stock

At the Effective Time, by virtue of the Merger and without any action on the part of D4, Merger Sub, deltathree, or any holders of the securities mentioned below:

(a)	Each share of deltathree Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting shares and Cancelled Shares) will be converted into the right to receive an amount equal to $0.01 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, subject to the terms of the Merger Agreement (including Section 2.4 of the Merger Agreement);
(b)	Any shares of deltathree Common Stock and warrants to purchase or acquire deltathree Common Stock then held by deltathree, D4, or any direct or indirect wholly-owned subsidiary of deltathree or of D4, will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange for such shares or warrants (the “Cancelled Shares” and “Cancelled Warrants” respectively); and
(c)	Each share of the common stock, no par value per share, of Merger Sub then outstanding will be converted into one share of common stock of the Surviving Corporation.

Stock Options

Immediately prior to the Effective Time, each outstanding and unexercised option to purchase shares of deltathree Common Stock granted under any deltathree Stock Plan (an “Option”), whether vested or unvested, will be canceled and no holder of any such cancelled Options will have any further rights to exercise, convert, or receive any consideration for such cancelled Options.

Warrants

D4 holds all outstanding warrants at the Effective Time. Consequently no outstanding warrants will be effected as a result of the Merger.

Exchange and Payment Procedures

At or prior to the Effective Time, D4 will deposit or cause to be deposited with a paying agent designated by D4 and reasonably acceptable to deltathree (the “Paying Agent”), for the benefit of each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of deltathree Common Stock, but not including certificates representing Dissenting Shares (a “Certificate”) of the deltathree, an amount in cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments to each record holder of a Certificate (“Certificate Holder”) of the applicable Merger Consideration. From and after the Effective Time, the Paying Agent will act as the agent of D4 and the Surviving Corporation in the exchange of the Certificates and effecting any amounts to be paid under this Agreement.

At the Effective Time, each Certificate will represent only the right to receive Merger Consideration. Promptly after the Effective Time, the Surviving Corporation will cause to be mailed to each Certificate

Holder a Letter of Transmittal in a form reasonably acceptable to deltathree and D4 specifying that delivery of Certificates, and the passing of title and risk of loss, will only be effected upon proper receipt of the Certificates by the Paying Agent, and containing instructions for surrendering the Certificates for payment of the Merger Consideration. Upon surrender to the Paying Agent of a Certificate along with a Letter of Transmittal and any other documents that the Letter of Transmittal instructions may require, duly completed and validly executed according to such instructions, the Certificate Holder will be entitled to receive the Merger Consideration, and such Certificate will then be cancelled. No interest will be paid or accrued on the Merger Consideration. The Paying Agent will only make payment to a person other than the person in whose name the surrendered Certificate is registered if such Certificate is properly endorsed or otherwise delivered in proper form for transfer and accompanied by any other documentation required to evidence transfer and to certify that the person requesting such payment has paid any taxes required as a result of the payment of Merger Consideration to another person, or that such taxes are not applicable.

One year after the Effective Time, any portion of the funds made available by D4 to the Paying Agent which remains undistributed to the holders of Certificates, and all certificates or other documents in possession of the Paying Agent relating to the transactions contemplated hereby, will be promptly delivered to D4, and the Paying Agent’s duties will terminate. Thereafter, each Certificate Holder may surrender such Certificate to D4 and (subject to any applicable abandoned property, escheat, or similar law) receive the Merger Consideration relating to such Certificate, without any interest, calculated in accordance with this Agreement. Neither the Surviving Corporation, D4, nor the Paying Agent will be liable to any person entitled to payment under Article II of the Merger Agreement for any Merger Consideration with is properly delivered to a public official pursuant to any abandoned property, escheat, or similar law. Any portion of the such funds remaining unclaimed by Certificate Holders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of D4 free and clear of any claims or interest.

At the Effective Time, the stock transfer books of deltathree will close and there will be no further registration of transfers of shares of deltathree Common Stock outstanding immediately prior to the Effective Time on the records of the Company. After the Effective Time, no transfer of deltathree Common Stock will thereafter be made on the stock transfer books of the Surviving Corporation. After the Effective Time, all Certificates presented to the Paying Agent, D4, or the Surviving Corporation will be canceled and exchanged for the applicable portion of the Merger Consideration.

In the event any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by such record holder, D4 will cause the Paying Agent to pay the applicable amounts of Merger Consideration to the Certificate Holder upon such Certificate Holder’s compliance with any replacement requirements established by the Paying Agent and (if required by the Surviving Corporation) upon the posting of a bond in as indemnity against any claim that might be made with respect to such Certificate.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by deltathree, D4 and Merger Sub.

In the Merger Agreement, deltathree has made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to D4 and Merger Sub, including representations relating to:

•	the organization, good standing and corporate power of deltathree and its subsidiaries;
•	deltathree’s charter documents and capitalization;
•	authorization to enter into the Merger Agreement and to consummate the transactions contemplated thereby and the enforceability of the Merger Agreement against deltathree;
•	noncontravention and required filings;
•	compliance with laws and permit requirements;
•	timeliness and accuracy of securities filings and financial statements;

•	compliance with tax matters;
•	absence of certain material changes or events since December 31, 2014; and
•	absence of claims and potential claims.

In the Merger Agreement, D4 and Merger Sub have also made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to deltathree, including representations relating to:

•	organization, good standing and corporate power of D4 and Merger Sub;
•	authorization to enter into the Merger Agreement and to consummate the transactions contemplated thereby and the enforceability of the Merger Agreement against D4 and Merger Sub;
•	sufficient financing; and
•	ownership and operations of Merger Sub.

Many of deltathree’s representations and warranties are qualified as to materiality or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect,” with respect to deltathree, means any change or effect that is materially adverse to deltathree taken as a whole other than any such effect or change resulting from or arising in connection with (i) general economic or industry-wide conditions, or (ii) the Merger Agreement or the transactions contemplated by the Merger Agreement except for a breach.

Except for those representations, warranties, covenants, and agreements that, by their terms, apply or are to be performed in whole or in party after the Effective Time, the representations and warranties of deltathree, D4 and Merger Sub do not survive the closing of the Merger.

The representation and warranties in the Merger Agreement are complicated and are not easily summarized. You are urged to read carefully and in their entirety the sections of the Merger Agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of D4 and Merger Sub” in Annex A to this Information Statement. See also “The Merger Agreement — Explanatory Note Regarding the Merger Agreement” and the summary of the Merger Agreement terms beginning on page 17 of this Information Statement.

Conduct of deltathree’s Business Pending the Merger

deltathree covenants and agrees that, during the period from the date of the Merger Agreement until the Effective Time, except as contemplated by the Merger Agreement or as required by law, or unless D4 otherwise agrees in writing, the business of deltathree and its subsidiaries will be conducted in its ordinary course of business consistent with past practice, and deltathree will use its commercially reasonable efforts to preserve substantially intact its business organization, and to preserve its present relationships with material customers and suppliers and other persons with which it has significant business relations. Between the date of the Merger Agreement and the Effective Time, except as otherwise contemplated by the Merger Agreement, neither deltathree nor any of its subsidiaries will without the prior written consent of D4 (which consent will not be unreasonably withheld, conditioned, or delayed):

(a)	amend or otherwise change its Certificate of Incorporation or bylaws or any similar governing instruments;
(b)	issue, deliver, sell, pledge, dispose of, or encumber any shares of capital stock, ownership interests, or voting securities; or any options, warrants, convertible or exchangeable securities, or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests, or any voting securities (including but not limited to stock appreciation rights, phantom stock, or similar instruments), of deltathree or any of its subsidiaries;

(c)	declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property, or otherwise with respect to any of its capital stock (except for any dividend or distribution in the ordinary course consistent with past practice by a direct or indirect wholly owned subsidiary of deltathree);
(d)	reclassify, combine, split, subdivide, redeem, purchase, or otherwise acquire any securities of deltathree or any of its subsidiaries;
(e)	(i) acquire (whether by merger, consolidation, or acquisition of stock, assets, or otherwise) any corporation, partnership, or other business organization or division thereof or any assets, securities, properties, interests, or business; (ii) sell or otherwise dispose of (whether by merger, consolidation, or acquisition of stock, assets, or otherwise) any corporation, partnership or other business organization or division thereof or any assets (including any intellectual property), other than sales or dispositions in the ordinary course of business consistent with past practice or pursuant to existing contracts; (iii) enter into, renew, or amend in any material respect any contract; (iv) terminate any contract or waive, release, or assign any material right, claim, or benefit of the Company or any of its subsidiaries; or (v) authorize any material new capital expenditures which are, in the aggregate, in excess of deltathree’s budget provided to D4, other than in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);
(f)	incur or modify in any material respect the terms of any indebtedness, or assume, guarantee, or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances, or capital contributions to, or investments in, any other person (other than a subsidiary of deltathree), in each case, other than (x) in the ordinary course of business consistent with past practice or (y) any letter of credit entered into in the ordinary course of business in an amount and on terms consistent with past practice;
(g)	except to the extent required under any benefit plan of deltathree or as required by applicable law, (i) increase the compensation or fringe benefits of any of its directors, officers, or employees (except in the ordinary course of business consistent with past practices); (ii) grant any severance or termination pay unless provided for under any deltathree benefit plan as in effect on the date hereof; (iii) make any change in the key management structure of deltathree or any of its subsidiaries, including, without limitation, the hiring of additional executive officers or the termination of existing executive officers; (iv) enter into any employment, consulting, or severance agreement or arrangement with any of its present or former directors, officers, or other employees (other than with respect to newly hired employees in the ordinary course of business consistent with past practices) pursuant to which the total annual compensation and the aggregate severance benefits provided for in such agreement or arrangement exceed $150,000; or (v) establish, adopt, enter into, or amend in any material respect or terminate any deltathree benefit plan except as reasonably determined by deltathree to be required to comply with applicable law, including the United States Internal Revenue Code;
(h)	make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules, GAAP, or regulatory requirements with respect to GAAP;
(i)	other than in the ordinary course of business consistent with past practice or as required by applicable law, (i) change any material tax election or any material method of accounting, (ii) enter into any closing agreement relating to any material tax, or (iii) surrender any right to claim a material tax refund; or
(j)	agree to take any of the actions described above.

Stockholder Action by Written Consent

deltathree, acting through the deltathree Board and in accordance with the DGCL and its by-laws, was required to take all actions necessary to seek and obtain the Written Consent from D4, which was delivered on May 12, 2015 and provided the required stockholder approval to adopt the Merger Agreement. A copy of such Written Consent is attached hereto as Annex B.

In connection with the Written Consent of the Merger Agreement, deltathree is required pursuant to the terms of the Merger Agreement to prepare and deliver to deltathree’s stockholders this Information Statement and give prompt notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL to all holders of Common Stock not executing the Written Consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Common Stock available under Section 262 of the DGCL. THIS NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS AND INFORMATION STATEMENT CONSTITUTES THE NOTICE REQUIRED UNDER SECTION 228 OF THE DGCL AND THE NOTICE OF AVAILABILITY OF APPRAISAL RIGHTS REQUIRED UNDER SECTION 262 OF THE DGCL.

Covenants

(a)	deltathree, acting through the Board and in accordance with the DGCL and its bylaws, will take all action necessary to seek and obtain the Required Stockholder Approval by irrevocable written consent of D4 in the form attached as Annex B (the “Merger Consent”). deltathree will comply with the DGCL, its Certificate of Incorporation, its bylaws, and the Exchange Act (including Regulation 14C and Schedule 14C promulgated thereunder) in connection with the Required Stockholder Approval, including (i) delivering an information statement to the deltathree’s stockholders as required pursuant to the Exchange Act and (ii) giving prompt notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL to all holders of deltathree Common Stock not executing the Merger Consent and providing a description of the appraisal rights of holders of deltathree Common Stock available under Section 262 of the DGCL and any other disclosures with respect to appraisal rights required by Delaware law.
(b)	As soon as reasonably practicable following the date of this Agreement, deltathree will prepare and file with the SEC an information statement to be sent to stockholders of deltathree related to the Merger and this Agreement (the “Information Statement”). D4 and Merger Sub will cooperate with deltathree in the preparation of the Information Statement. deltathree will promptly furnish the preliminary Information Statement and the definitive Information Statement, and any amendments or supplements thereto, to D4 and give D4 and its legal counsel a reasonable opportunity to review and comment on such preliminary Information Statement, or amendment or supplement thereto, prior to filing with the SEC, and deltathree will consider in good faith all comments of D4 in connection therewith. Without limiting the generality of the foregoing, each of D4 and Merger Sub will furnish to deltathree the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. deltathree will use its reasonable best efforts to respond as soon as reasonably practicable to any SEC comments with respect to the Information Statement. deltathree will use reasonable best efforts to cause the definitive Information Statement to be mailed to the stockholders of deltathree as promptly as practicable after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement. Each of D4, Merger Sub and deltathree agree to correct any information provided by it for use in the Information Statement which will have become false or misleading. deltathree will as soon as reasonably practicable notify D4 and Merger Sub of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment or supplement to the Information Statement or for additional information and will provide D4 with copies of all correspondence between deltathree and its representatives, on the one hand, and the SEC, on the other hand. D4 will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on any response (to which reasonable and good faith consideration will be given), including by participating in any discussions or meetings with the SEC.

(c)	At the Closing, deltathree will use its reasonable best efforts to deliver to D4 evidence reasonably satisfactory to D4 of the resignation of all directors of deltathree and, as specified by D4 reasonably in advance of the Closing, all directors of each subsidiary of deltathree, in each case, effective at the Effective Time.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement

(a)	For a period of six (6) years from the Effective Time, D4 will and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of deltathree pursuant to any indemnification agreement in effect as of the date of the Merger Agreement and as provided in the Charter Documents.
(b)	The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation of former or present directors and officers (collectively, the “Indemnified Parties”) than are presently set forth in deltathree’s Charter Documents, which provisions will not be amended, repealed, or otherwise modified in any manner than would adversely affect the rights of any such directors and officers for a period of six (6) years from the Effective Time.
(c)	D4 will maintain or will cause the Surviving Corporation to maintain at no expense to the Indemnified Parties — “tail” insurance policies with respect to directors’ and officers’ liability with a claims period of six (6) years from the Effective Time, covering acts or omissions existing or occurring at or prior to the Effective Time in an amount and scope no less favorable than the coverage applicable to directors and officers as of the Effective Time under the deltathree’s directors’ and officers’ liability insurance policy.
(d)	Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding, or investigation (whether arising before, at, or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, then the provisions of Section 6.3 of the Merger Agreement will continue in effect until the final disposition of such claim, action, suit, proceeding, or investigation.
(e)	This covenant is intended to benefit each of the Indemnified Parties and their respective heirs and legal representatives, and will be enforceable by them. The indemnification provided for in Section 6.3 of the Merger Agreement is not exclusive of any other rights to which an Indemnified Party is entitled.
(f)	If D4, the Surviving Corporation, or any of their successors or assigns (i) consolidates with or merges into any other entity and will not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their assets or intellectual property rights to any entity, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of D4 or the Surviving Corporation, as the case may be, will assume the obligations set forth in Section 6.3 of the Merger Agreement.

Further Action

Subject to the terms and conditions of the Merger Agreement, each Party will use its reasonable best efforts to take or cause to be taken all actions necessary, proper, and advisable under applicable laws and regulations to consummate the Merger and the transactions contemplated by the Merger Agreement.

Conditions to the Merger

The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a)	The obtainment of the Required Stockholder Approval and the requisite stockholder approval of D4 and Merger Sub.
(b)	No temporary restraining order, preliminary or permanent injunction, or other order of any governmental authority preventing the consummation of the Merger is in effect. No law has been enacted or is deemed applicable to the Merger which makes the consummation of the Merger illegal.

The obligation of deltathree to consummate the Merger is subject to the satisfaction of the following conditions:

(a)	Each of the representations and warranties of D4 and Merger Sub set forth in Article IV of the Merger Agreement must be true and correct in all material respects as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties must have been true and correct as of such earlier date.
(b)	Each of D4 and Merger Sub have performed the obligations and complied with the agreements and covenants required under the Merger Agreement in all material respects at or prior to the Closing Date.
(c)	deltathree has received certificates from an executive officer of each of D4 and Merger Sub certifying on behalf of D4 and Merger Sub, respectively, that the conditions set forth in Sections 7.2(a) and (b) of the Merger Agreement have been satisfied.

The obligations of D4 and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by D4) of the following conditions:

(a)	Each of the representations and warranties of deltathree set forth in Article III of the Merger Agreement that is qualified by materiality must be true and correct, and each of such representations and warranties that is not qualified by materiality must be true and correct in all material respects, all as if made at and as of the Closing Date; except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties must have been true and correct as of such earlier date.
(b)	deltathree has performed the obligations and complied with the agreements and covenants required under the Merger Agreement in all material respects at or prior to the Closing Date.
(c)	D4 has received a certificate from the Chief Executive Officer of deltathree certifying on behalf of deltathree that the conditions set forth in Sections 7.3(a) and (b) of the Merger Agreement have been satisfied.
(d)	Following the date of the Merger Agreement, no Material Adverse Effect has occurred.

Termination

The Parties may terminate the Merger Agreement prior to the Closing as provided below:

(a)	The Parties may terminate this Agreement by mutual written consent;
(b)	Either deltathree or D4 may terminate the Merger Agreement if the Merger is not consummated on or before 11:59 pm, Eastern Daylight Time, on July 31, 2015, unless the failure to consummate the Merger resulted from the action or failure to act of the Party (and, in the case of D4, either D4 or Merger Sub) attempting to terminate the Merger Agreement;

(c)	deltathree may terminate the Merger Agreement by giving written notice to D4 in the event D4 is in breach of any representation, warranty, or covenant contained in the Merger Agreement, and such breach individually or in combination with any other such breach would cause the conditions set forth in Sections 7.2(a) or (b) of the Merger Agreement not to be satisfied and is not cured or waived within the earlier of (i) thirty (30) days following delivery by D4 to deltathree of written notice of such breach, or (ii) the date set forth in Section 8.1(b) of the Merger Agreement; and
(d)	D4 may terminate the Merger Agreement by giving written notice to deltathree in the event deltathree is in breach of any representation, warranty, or covenant contained in the Merger Agreement, and such breach individually or in combination with any other such breach would cause the conditions set forth in Sections 7.3(a) or (b) of the Merger Agreement not to be satisfied and is not cured or waived within the earlier of (i) thirty (30) days following delivery by D4 to deltathree of written notice of such breach, or (ii) the date set forth in Section 8.1(b) of the Merger Agreement.

In the event of a termination of this Agreement as provided in Section 8.1 of the Merger Agreement, the Merger Agreement will immediately become void and neither deltathree nor D4 or any of their respective officers, directors, stockholders, or affiliates will have any liability or obligation, except with respect to any willful and material breach of the Merger Agreement.

MARKET PRICE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

General

Our certificate of incorporation provides that we may issue up to 225,000,000 shares of Common Stock. As of March 18, 2015, we had 119 holders of record of the 72,311,025 outstanding shares of our common stock. This does not reflect persons or entities that hold their stock in nominee or “street” name through various brokerage firms.

Principal Trading Market; High and Low Sales Prices

Our common stock is currently quoted and traded on the OTCQB under the symbol “DDDC”. The following table sets forth the high and low bid prices of our common stock for the periods indicated:

	High	Low
Year ended December 31, 2013
First quarter	0.07	0.02
Second quarter	0.58	0.02
Third quarter	0.17	0.01
Fourth quarter	0.07	0.04
Year ending December 31, 2014
First quarter	0.11	0.03
Second quarter	0.05	0.04
Third quarter	0.08	0.03
Fourth quarter	0.04	0.01
Year ending December 31, 2015
First quarter (through March 27, 2015)	$0.04	$0.01

Dividends

We have not paid any dividends on our Common Stock. The terms of the Merger Agreement do not allow us to declare or pay any dividend (except in the ordinary course consistent with past practice by a subsidiary of deltathree) between the date of the Merger Agreement and the earlier of the consummation of the Merger or the Termination of the Merger Agreement.

APPRAISAL RIGHTS

Under the DGCL, holders of our Common Stock who do not wish to accept the Merger Consideration and who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger. In order to exercise and perfect appraisal rights, a record holder of our Common Stock must follow the steps summarized below properly and in a timely manner.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date set by the board of directors for such notice (or if no such record date is set, on the close of business on the day next preceding the day on which notice is given), with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This Information Statement constitutes such notice to the holders of our Common Stock and a copy of Section 262 of the DGCL is attached to this Information Statement as Annex C.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this Information Statement. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. All references in Section 262 of the

DGCL and this summary to “stockholder” are to the record holder of the shares of our Common Stock. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL may result in the loss of appraisal rights.

Holders of shares of our Common Stock who decide to exercise their appraisal right must demand in writing from deltathree appraisal of their shares of Common Stock within 20 days after the date of mailing of this Information Statement. A demand for appraisal will be sufficient if it reasonably informs deltathree of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of our Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of our Common Stock is entitled to assert appraisal rights for such shares of our Common Stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a bank, brokerage firm or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our Common Stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner.

A beneficial owner of shares held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform deltathree of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

All written demands for appraisal of shares must be mailed or delivered to: deltathree, Inc., 1 Bridge Plaza, Ft. Lee, New Jersey 07024.

Within ten days after the Effective Time, we, as the surviving corporation in the Merger, will notify each stockholder who properly asserted appraisal rights under Section 262 of the DGCL of the Effective Time. Within 120 days after the Effective Time, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Delaware Court demanding a determination of the fair value of the shares held by all dissenting stockholders (with a copy served on us in the case of a petition filed by a stockholder). If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the fair value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our Common Stock not voted in favor of the Merger and with respect to which demands for appraisal were received by us, and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefore has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days of such service, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal rights of our shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

After the Delaware Court determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between Effective Time and the date of payment of the judgment.

Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Merger Consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The Delaware Court will direct the payment of the fair value of the shares of our Common Stock, together with interest, if any, to stockholders who have perfected appraisal rights. The costs of the action (which do not include attorneys’ or expert fees or expenses) may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. Withdrawals of a demand for appraisal may be sent to deltathree, Inc., 1 Bridge Plaza, Ft. Lee, New Jersey 07024. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the Merger Agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Agreement within 60 days after the Effective Time.

If you properly demand appraisal of your shares of our Common Stock under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the Merger Agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time, or if you properly deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time will require our written approval.

Any holder of shares of Common Stock who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

If you desire to exercise your appraisal rights, you must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights may result in the loss of such rights. In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 18, 2015, there were 72,311,025 shares of our common stock issued and outstanding. Each share of common stock entitles the holder thereof to one vote with respect to each item to be voted on by holders of the shares of common stock. We have no other securities, voting or nonvoting, outstanding.

The following table sets forth information with respect to the beneficial ownership of shares of our Common Stock as of March 18, 2015, by:

•	each person whom we know beneficially owns more than 5% of the common stock;
•	each of our directors individually;
•	each of our named executive officers individually; and
•	all of our current directors and executive officers as a group.

Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock. Each person listed below disclaims beneficial ownership of their shares, except to the extent of their pecuniary interests therein. Shares of common stock that an individual or group has the right to acquire within 60 days of March 12, 2014, pursuant to the exercise of options or the vesting of restricted stock or restricted units are deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but are not deemed outstanding for the purpose of calculating the percentage owned by any other person listed.

	Shares of Common Stock Beneficially Owned
Principal Stockholders:	Number	Percentage(1)
D4 Holdings, LLC(2)	114,000,000	77.4%
Abraham Ziv-Tal(3) 4 Hanurit Street Rishpon, Israel 49615	9,954,100	13.8%
Executive Officers and Directors:
Effi Baruch(4)	1,523,750	*
Yochai Ozeri(5)	378,500	*
Robert Stevanovski(2)	114,000,000	77.4%
Anthony Cassara(6)(7)	114,250,000	77.6%
Lior Samuelson(8)	762,000	1.0%
David Stevanovski(6)	114,000,000	77.4%
J. Lyle Patrick(7)	250,000	*
Charles (Chip) Barker(9)	—	*
Donna Reeves-Collins(10)	50,000
All directors and executive officers as a group (10 persons)(10)	117,063,250	80.0%

*	Less than 1%.
(1)	Percentage of beneficial ownership is based on 72,273,525 shares of common stock outstanding as of March 12, 2014.
(2)	Ownership is based on a Schedule 13D/A filed November 19, 2012, by D4 Holdings, Manna Holdings, Praescient, LLC (“Praescient”) and Robert Stevanovski and includes (a) 39,000,000 shares of common stock, (b) 55,000,000 shares of common stock issuable under warrants held by D4 Holdings and (c) 20,000,000 shares of common stock issuable upon conversion of outstanding principal under the Convertible Note held by D4 Holdings. Robert Stevanovski is the manager of Praescient, which serves as the sole manager of D4 Holdings and as the managing member of Manna Holdings. Manna Holdings is the sole member of D4 Holdings. As such, Mr. Stevanovski, Praescient and Manna Holdings may be deemed to beneficially own the securities reported in the table. Each of Mr. Stevanovski, Praescient and Manna Holdings disclaims beneficial ownership of such securities, and the information reported herein shall not be deemed an admission that such reporting person is the beneficial owner of the securities for any purpose, except to the extent of such person’s pecuniary interest therein.
(3)	Ownership is based on a Form 4 filed April 1, 2011.
(4)	Includes (a) options to purchase 1,468,750 shares of common stock and (b) 55,000 shares of common stock.
(5)	Includes (a) options to purchase 372,500 shares of common stock and (b) 6,000 shares of common stock.
(6)	Includes the following securities: (a) 39,000,000 shares of common stock, (b) warrants to purchase 55,000,000 shares of common stock and (c) 20,000,000 shares of common stock issuable upon conversion of outstanding principal under the Convertible Note. Each of Anthony Cassara and David Stevanovski beneficially owns a membership interest in Manna Holdings, which is the sole member of D4 Holdings. As such, each of Messrs. Cassara and Stevanovski may be deemed to beneficially own the securities reported herein and owned directly by D4 Holdings. Each of Messrs. Cassara and Stevanovski disclaims beneficial ownership of such securities, and the information reported herein shall not be deemed an admission that such reporting person is the beneficial owner of the securities for any purpose, except to the extent of his pecuniary interest therein.
(7)	Includes options to purchase 250,000 shares of common stock.
(8)	Includes (a) options to purchase 590,000 shares of common stock and (b) 152,000 shares of common stock.
(9)	Mr. Barker was appointed as a board member in January 2015.
(10)	Includes options to purchase 50,000 shares of common stock.
(11)	Includes (a) 39,207,000 shares of common stock, (b) options to purchase 2,856,250 shares of common stock, (c) warrants to purchase 55,000,000 shares of common stock and (d) 20,000,000 shares of common stock issuable upon conversion of outstanding principal under the Convertible Note held directly (or deemed to be beneficially owned) by all of our current directors and executive officers as a group.

HOUSEHOLDING OF MATERIALS

Unless we have received contrary instructions, we may send a single copy of this Information Statement or our annual disclosure documents to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses. We will promptly deliver a separate copy of either document if you make a request using the contact information set forth below.

If you would like to receive your own set of our annual disclosure documents, this Information Statement or any other applicable material in the future, or if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents or any other applicable material, please contact us or your bank, brokerage firm or other nominee in accordance with the instructions below.

If your shares are registered in your own name, please contact us at deltathree, Inc., 1 Bridge Plaza, Ft. Lee, New Jersey 07024, and our telephone number is (212) 500-4850 to inform us of your request. If a bank, brokerage firm or other nominee holds your shares, please contact your bank, brokerage firm or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

You may obtain additional information about deltathree from documents filed with the SEC. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such material at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also find deltathree’s SEC filings at the SEC’s website at http://www.sec.gov. You may also obtain copies of this Information Statement and any other reports or information that we file with the SEC, free of charge, by written request to deltathree, Inc., 1 Bridge Plaza, Ft. Lee, New Jersey 07024, and our telephone number is (212) 500-4850.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Information Statement documents we file with the SEC, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. Information that we file later with the SEC, prior to the closing of the Merger, will automatically update and supersede the previously filed information and be incorporated by reference into this Information Statement, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein.

This Information Statement incorporates by reference the documents set forth below that have been previously filed with the SEC, except for information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein:

(a)	deltathree’s Annual Report on Form 10-K filed March 31, 2015; and
(b)	deltathree’s Current Reports on Form 8-K filed March 2, 2015, and March 31, 2015.

deltathree undertakes to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

deltathree, Inc.
Bridge Plaza,
Ft. Lee, New Jersey 07024, and our telephone number is
(212) 500-4850

deltathree’s stockholders and other persons should not rely on information other than that contained in or incorporated by reference in this Information Statement. deltathree has not authorized anyone to provide information that is different from that contained in this Information Statement. This Information Statement is dated May 14, 2015. No assumption should be made that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement will not create any implication to the contrary.

Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, deltathree will, where relevant and if required by applicable law, update such information through a supplement to this Information Statement.

Annex A

Merger Agreement

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

D4 HOLDINGS, LLC,

D4 ACQUISITION, INC.

AND

deltathree, Inc.

dated as of May 12, 2015

EXHIBITS

Form of Certificate of Merger	Exhibit A
Form of Merger Consent	Exhibit B

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into by and among D4 Holdings, LLC, a Delaware corporation (“Parent”); D4 Acquisition, Inc., a Delaware corporation (“Merger Sub”); and deltathree, Inc., a Delaware corporation (the “Company” and collectively with Parent and Merger Sub, the “Parties”). Capitalized terms used in this Agreement and not defined in Section 9.9, are defined within the particular sections of this Agreement defining such terms.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent, Merger Sub, and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Board”) has (i) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger, upon the terms and subject to the conditions set forth in this Agreement; (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth in this Agreement; and (iii) recommended adoption of this Agreement by the shareholders of the Company;

WHEREAS, upon execution of this Agreement, the Company has also obtained from Parent an action by written consent approving this Agreement and the Merger by the Required Stockholder Approval, in accordance with the DGCL and the Charter Documents;

WHEREAS, the respective boards of directors of Parent and Merger Sub have declared that the Merger is advisable, and approved this Agreement in accordance with the provisions of the DGCL, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements contained herein, and intending to be legally bound, Parent, Merger Sub, and the Company agree as follows:

ARTICLE I
THE MERGER

1.1 The Merger.  Subject to the terms and conditions of this Agreement and the DGCL, at the Effective Time (as defined below), Merger Sub will be merged with and into the Company. As a result of the Merger, the outstanding shares of capital stock of Merger Sub and the Company will be converted or canceled in the manner provided in ARTICLE II of this Agreement, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving corporation following the Merger (the “Surviving Corporation”).

1.2 Closing; Effective Time.  The consummation of the Merger (the “Closing”) will take place remotely by electronic transmission on such date as agreed to by Parent, Merger Sub, and the Company (the “Closing Date”). Simultaneously with the Closing, the Company as the Surviving Corporation will file the Certificate of Merger with the Secretary of State of the State of Delaware as required by the relevant provisions of the DGCL. The Merger will become effective, pursuant to the Certificate of Merger, at such time as the Certificate of Merger is so filed, or at such later time as is set forth in the Certificate of Merger (the “Effective Time”).

1.3 Effect of the Merger.

(a) At and after the Effective Time, the Merger will have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers, and franchises of each of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, and duties of each of the Company and Merger Sub will become the debts, liabilities, and duties of the Surviving Corporation.

(b) At the Effective Time, the Certificate of Incorporation of the Company will be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation will read: “The name of this corporation is deltathree, Inc.” As so amended and restated, the Certificate of Incorporation of Merger Sub will be the Certificate of Incorporation of the Surviving Corporation, until amended thereafter in accordance with applicable law.

(c) At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation (except that all references to Merger Sub in the bylaws of the Surviving Corporation will be changed to reflect the name change of deltathree, Inc.), until amended thereafter in accordance with their terms, the terms of the amended and restated Certificate of Incorporation of the Surviving Corporation, and as provided by applicable law.

(d) At the Effective Time, each of the directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, each to hold office until their respective death, permanent disability, resignation, removal, or until his or her respective successor is duly elected and qualified, all in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation and applicable law.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

2.1 Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holders of the securities mentioned below:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting shares and Cancelled Shares) will be converted into the right to receive an amount equal to $0.01 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, subject to the terms of this Agreement (including Section 2.4);

(b) Any shares of Company Common Stock and warrants to purchase or acquire Company Common Stock then held by the Company, Parent, or any direct or indirect wholly-owned subsidiary of the Company or of Parent, will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange for such shares or warrants (the “Cancelled Shares” and “Cancelled Warrants” respectively); and

(c) Each share of the common stock, no par value per share, of Merger Sub then outstanding will be converted into one share of common stock of the Surviving Corporation.

2.2 Stock Options & Restricted Stock.  Immediately prior to the Effective Time, each outstanding and unexercised option to purchase shares of Company Common Stock granted under any Company Stock Plan (an “Option”), whether vested or unvested, will be canceled and no holder of any such cancelled Options will have any further rights to exercise, convert, or receive any consideration for such cancelled Options. All such Options have exercise prices in excess of the per share Merger Consideration.

2.3 Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, the shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by the shareholders of the Company who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration. Parent will retain the Merger Consideration applicable to such Dissenting Shares, unless and until such shareholders have failed to perfect, or have effectively withdrawn or lost, their rights to appraisal under the DGCL. Any such stockholder will have only such rights in respect of the Dissenting Shares owned by them as are provided by Section 262 of the DGCL. If any such stockholder fails to perfect or effectively withdraws or loses such right, such shareholder’s Dissenting Shares will accordingly be deemed as of the Effective Time to have been converted into the right to receive the applicable Merger Consideration, without any interest thereon, pursuant to the terms of this ARTICLE II. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any claim made by the shareholders of the Company with respect to the Dissenting Shares. Dissenting Shares, if any, will be cancelled after payments of fair value have been made to the holders of Dissenting Shares pursuant to applicable law.

2.4 Surrender of Certificates.

(a) At or prior to the Effective Time, Parent will deposit or cause to be deposited with a paying agent designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock, but not including certificates representing Dissenting Shares (a “Certificate”) of the Company, an amount in cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments to each record holder of a Certificate (“Certificate Holder”) of the applicable Merger Consideration. From and after the Effective Time, the Paying Agent will act as the agent of Parent and the Surviving Corporation in the exchange of the Certificates and effecting any amounts to be paid under this Agreement.

(b) At the Effective Time, each Certificate will represent only the right to receive Consideration.

(c) Promptly after the Effective Time, the Surviving Corporation will cause to be mailed to each Certificate Holder a Letter of Transmittal in a form reasonably acceptable to the Company and Parent specifying that delivery of Certificates, and the passing of title and risk of loss, will only be effected upon proper receipt of the Certificates by the Paying Agent, and containing instructions for surrendering the Certificates for payment of the Consideration. Upon surrender to the Paying Agent of a Certificate along with a Letter of Transmittal and any other documents that the Letter of Transmittal instructions may require, duly completed and validly executed according to such instructions, the Certificate Holder will be entitled to receive the Consideration, and such Certificate will then be cancelled. No interest will be paid or accrued on the Consideration. The Paying Agent will only make payment to a person other than the person in whose name the surrendered Certificate is registered if such Certificate is properly endorsed or otherwise delivered in proper form for transfer and accompanied by any other documentation required to evidence transfer and to certify that the person requesting such payment has paid any taxes required as a result of the payment of Consideration to another person, or that such taxes are not applicable.

(d) One year after the Effective Time, any portion of the funds made available by Parent to the Paying Agent which remains undistributed to the holders of Certificates, and all certificates or other documents in possession of the Paying Agent relating to the transactions contemplated hereby, will be promptly delivered to Parent, and the Paying Agent’s duties will terminate. Thereafter, each Certificate Holder may surrender such Certificate to Parent and (subject to any applicable abandoned property, escheat, or similar law) receive the Consideration relating to such Certificate, without any interest, calculated in accordance with this Agreement. Neither the Surviving Corporation, Parent, nor the Paying Agent will be liable to any person entitled to payment under this ARTICLE II for any Consideration with is properly delivered to a public official pursuant to any abandoned property, escheat, or similar law. Any portion of the such funds remaining unclaimed by Certificate Holders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest.

(e) At the Effective Time, the stock transfer books of the Company will close and there will be no further registration of transfers of shares of Company Common Stock outstanding immediately prior to the Effective Time on the records of the Company. After the Effective Time, no transfer of Company Common Stock will thereafter be made on the stock transfer books of the Surviving Corporation. After the Effective Time, all Certificates presented to the Paying Agent, Parent, or the Surviving Corporation will be canceled and exchanged for the applicable portion of the Consideration.

(f) In the event any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by such record holder, Parent will cause the Paying Agent to pay the applicable amounts of Consideration to the Certificate Holder upon such Certificate Holder’s compliance with any replacement requirements established by the Paying Agent and (if required by the Surviving Corporation) upon the posting of a bond in as indemnity against any claim that might be made with respect to such Certificate.

2.5 Tax.  Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation, and the Paying Agent are entitled to deduct and withhold from the Consideration otherwise payable to any Certificate Holder pursuant to this Agreement any amount that they may determine may be required to be deducted and withheld for the purpose of making payments under any applicable tax laws.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as set forth in this ARTICLE III:

3.1 Organization and Qualification.  The Company and each of its subsidiaries is duly organized, validly existing, and in good standing under the applicable laws of the jurisdiction in which it is organized, and has the requisite power and authority to own, lease, and operate its assets and to carry on its business as it is now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing (if such concept is applicable in the relevant jurisdiction) in each jurisdiction where the operation of its business requires such qualification or licensure, except for those jurisdictions in which the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

3.2 Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by the Required Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company, and — assuming due authorization, execution, and delivery by Parent and Merger Sub — constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.

3.3 Charter Documents.  The Company has delivered to Parent or its advisors true and correct copies of the Company’s Charter Documents. The Company is not in violation of any of the provisions of such documents in any respect which would reasonably be expected to have a Material Adverse Effect.

3.4 Capitalization.  The authorized capital stock of the Company as of the date of this Agreement consists of (i) 200,000,000 shares of Company Common Stock, and (ii) 25,000,000 shares of preferred stock, par value $0.001 per share. As of March 18, 2015, the Company had 72,311,025 shares of Company Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no outstanding convertible securities, options or warrants with a conversion or exercise price less than the Merger Consideration. None of the outstanding shares of Common Stock consist of unvested restricted shares granted under any Company Stock Plan. The Company does not have any outstanding restricted units under any Company Stock Plan.

3.5 No Conflict; Required Filings.

(a) The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger will not, (i) violate the provisions of any of the Company’s Charter Documents, (ii) violate any contract to which the Company is a party, (iii) violate any law applicable to the Company on the date hereof (assuming compliance by the Company with the matters referred to in Section 3.5(b)), or (iv) result in the creation of any security interest upon any of the assets owned by the Company, except as would not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery, and performance of this Agreement by the Company — and the consummation of the Merger by the Company — do not and will not require any consent, approval, authorization, or permit of; action by; filing with; or notification to any stock exchange, governmental or regulatory authority, agency, court, commission, or other governmental body whether domestic, foreign or supranational, except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state securities, takeover, and “blue sky” laws; (ii) the applicable requirements of the OTCQB, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL; (iv) any applicable requirements of the laws of jurisdictions other than the United States; and (v) any such consent, approval, authorization, permit, action, filing, or notification the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect.

3.6 Compliance.  The Company is currently conducting its business in material compliance with all laws, rules, regulations, and orders applicable to the Company, except for any failure to comply which would not reasonably be expected to have a Material Adverse Effect.

3.7 Securities Filings; Financial Statements.

(a) The Company has filed all forms, reports, statements, certifications, and other documents required to be filed by it with the Securities and Exchange Commission (“SEC Filings”). Each SEC Filing, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended; the Exchange Act; and the rules and regulations promulgated thereunder, each as in effect on the date of such SEC Filing.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the SEC Filings were prepared in accordance with generally accepted accounting principles (“GAAP”) in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects (i) the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and (ii) the consolidated statements of operations, cash flows, and changes in shareholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company SEC Reports on Form 10-Q and current reports on Form 8-K have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments).

3.8 Absence of Changes.  Since December 31, 2014, the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any change, event, occurrence, development, or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.9 Tax Returns.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all tax returns required to be filed by, or with respect to any activities of, the Company and its subsidiaries prior to the date hereof have been timely filed (except those under valid extension) and as of the time of filing, the tax returns were true and complete in all material respects; (ii) as of the date hereof, all taxes of the Company and its subsidiaries have been paid or adequately provided for in accordance with GAAP on the most recent financial statements included in the Company’s SEC Filings filed prior to the date hereof; (iii) neither the Company nor any of its subsidiaries has received written notice of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any taxes that have not been paid or otherwise settled; and (iv) there are no liens for taxes (other than taxes not yet due and payable, that may thereafter be paid without interest or penalty, that have been adequately provided for in accordance with GAAP or for amounts being contested in good faith) upon any of the assets of the Company or of any of its subsidiaries.

3.10 Claims.  Schedule 3.10 reflects, to the best of Company’s knowledge and other than claims or potential claims having a de minimis value, a true and correct list of all claims or potential claims against the Company or any of its subsidiaries other than liabilities due and owing to Parent or any Affiliates of Parent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as set forth in this ARTICLE IV:

4.1 Organization and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing, if applicable, under the applicable laws of the jurisdiction in which it was incorporated. Each of Parent and Merger Sub has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Neither Parent nor Merger Sub is in default under or in violation of any provision of their respective certificates of incorporation, bylaws, or other organizational documents.

4.2 Authority.  Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, respectively. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and — assuming due authorization, execution, and delivery by the Company — constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.3 Availability of Funds.  Parent has or will have at the Effective Time sufficient funds to pay the aggregate Merger Consideration and all amounts payable pursuant to ARTICLE II of this Agreement.

4.4 Surviving Corporation.  All of the issued and outstanding share capital of Merger Sub is — and immediately prior to the Effective Time will be — owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the transactions contemplated by this Agreement, and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the Merger or as contemplated in this Agreement.

ARTICLE V
CONDUCT OF THE BUSINESS PENDING THE MERGER

5.1 Conduct of the Business of the Company Pending the Merger.  The Company covenants and agrees that, during the period from the date of this Agreement until the Effective Time, except as contemplated by this Agreement or as required by law, or unless Parent otherwise agrees in writing, the business of the Company and its subsidiaries will be conducted in its ordinary course of business consistent with past practice, and the Company will use its commercially reasonable efforts to preserve substantially intact its business organization, and to preserve its present relationships with material customers and suppliers and other persons with which it has significant business relations. Between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, neither the Company nor any of its subsidiaries will without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned, or delayed):

(a) amend or otherwise change its Certificate of Incorporation or bylaws or any similar governing instruments;

(b) issue, deliver, sell, pledge, dispose of, or encumber any shares of capital stock, ownership interests, or voting securities; or any options, warrants, convertible or exchangeable securities, or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests, or any voting securities (including but not limited to stock appreciation rights, phantom stock, or similar instruments), of the Company or any of its subsidiaries;

(c) declare, set aside, make or pay any dividend or other distribution — payable in cash, stock, property, or otherwise — with respect to any of its capital stock (except for any dividend or distribution in the ordinary course consistent with past practice by a direct or indirect wholly owned subsidiary of the Company);

(d) reclassify, combine, split, subdivide, redeem, purchase, or otherwise acquire any securities of the Company or any of its subsidiaries;

(e) (i) acquire (whether by merger, consolidation, or acquisition of stock, assets, or otherwise) any corporation, partnership, or other business organization or division thereof or any assets, securities, properties, interests, or business; (ii) sell or otherwise dispose of (whether by merger, consolidation, or acquisition of stock, assets, or otherwise) any corporation, partnership or other business organization or division thereof or any assets (including any intellectual property), other than sales or dispositions in the ordinary course of business consistent with past practice or pursuant to existing contracts; (iii) enter into, renew, or amend in any material respect any contract; (iv) terminate any contract or waive, release, or assign any material right, claim, or benefit of the Company or any of its subsidiaries; or (v) authorize any material new capital expenditures which are, in the aggregate, in excess of the Company’s budget provided to Parent, other than in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

(f) incur or modify in any material respect the terms of any indebtedness, or assume, guarantee, or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances, or capital contributions to, or investments in, any other person (other than a subsidiary of the Company), in each case, other than (x) in the ordinary course of business consistent with past practice or (y) any letter of credit entered into in the ordinary course of business in an amount and on terms consistent with past practice;

(g) except to the extent required under any benefit plan of the Company or as required by applicable law, (i) increase the compensation or fringe benefits of any of its directors, officers, or employees (except in the ordinary course of business consistent with past practices); (ii) grant any severance or termination pay unless provided for under any Company benefit plan as in effect on the date hereof; (iii) make any change in the key management structure of the Company or any of its subsidiaries, including, without limitation, the hiring of additional executive officers or the termination of existing executive officers; (iv) enter into any employment, consulting, or severance agreement or arrangement with any of its present or former directors, officers, or other employees (other than with respect to newly hired employees in the ordinary course of business consistent with past practices) pursuant to which the total annual compensation and the aggregate severance benefits provided for in such agreement or arrangement exceed $150,000; or (v) establish, adopt, enter into, or amend in any material respect or terminate any Company benefit plan except as reasonably determined by the Company to be required to comply with applicable law, including the United States Internal Revenue Code;

(h) make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules, GAAP, or regulatory requirements with respect to GAAP;

(i) other than in the ordinary course of business consistent with past practice or as required by applicable law, (i) change any material tax election or any material method of accounting, (ii) enter into any closing agreement relating to any material tax, or (iii) surrender any right to claim a material tax refund; or

(j) agree to take any of the actions described in Sections 5.1(a) through Section 5.1(i).

ARTICLE VI
COVENANTS

6.1 Additional Agreements.

(a) The Company, acting through the Board and in accordance with the DGCL and its bylaws, will take all action necessary to seek and obtain the Required Stockholder Approval by irrevocable written consent of D4 Holdings, LLC in the form attached as EXHIBIT B (the “Merger Consent”). The Company will comply with the DGCL, its Certificate of Incorporation, its bylaws, and the Exchange Act (including Regulation 14C and Schedule 14C promulgated thereunder) in connection with the Required Stockholder Approval, including (i) delivering an information statement to the Company’s shareholders as required pursuant to the Exchange Act and (ii) giving prompt notice of the taking of the actions described in the Merger Consent in accordance with Section 228 of the DGCL to all holders of Company Common Stock not executing the Merger Consent and providing a description of the appraisal rights of holders of Company Common Stock available under Section 262 of the DGCL and any other disclosures with respect to appraisal rights required by Delaware law.

(b) As soon as reasonably practicable following the date of this Agreement, the Company will prepare and file with the SEC an information statement to be sent to stockholders of the Company related to the Merger and this Agreement (the “Information Statement”). Parent and Merger Sub will cooperate with the Company in the preparation of the Information Statement. The Company will promptly furnish the preliminary Information Statement and the definitive Information Statement, and any amendments or supplements thereto, to Parent and give Parent and its legal counsel a reasonable opportunity to review and comment on such preliminary Information Statement, or amendment or supplement thereto, prior to filing with the SEC, and the Company will consider in good faith all comments of Parent in connection therewith. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. The Company will use its reasonable best efforts to respond as soon as reasonably practicable to any SEC comments with respect to the Information Statement. The Company will use reasonable best efforts to cause the definitive Information Statement to be mailed to the stockholders of the Company as promptly as practicable after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Information Statement which will have become false or misleading. The Company will as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment or supplement to the Information Statement or for additional information and will provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC, on the other hand. Parent will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on any response (to which reasonable and good faith consideration will be given), including by participating in any discussions or meetings with the SEC.

6.2 Resignation of Directors.  At the Closing, the Company will use its reasonable best efforts to deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

6.3 Indemnification of Officers and Directors of the Company.

(a) For a period of six (6) years from the Effective Time, Parent will — and will cause the Surviving Corporation to — fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreement in effect as of the date of this Agreement and as provided in the Charter Documents.

(b) The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation of former or present directors and officers (collectively, the “Indemnified Parties”) than are presently set forth in the Company’s Charter Documents, which provisions will not be amended, repealed, or otherwise modified in any manner than would adversely affect the rights of any such directors and officers for a period of six (6) years from the Effective Time.

(c) Parent will maintain — or will cause the Surviving Corporation to maintain at no expense to the Indemnified Parties — “tail” insurance policies with respect to directors’ and officers’ liability with a claims period of six (6) years from the Effective Time, covering acts or omissions existing or occurring at or prior to the Effective Time in an amount and scope no less favorable than the coverage applicable to directors and officers as of the Effective Time under the Company’s directors’ and officers’ liability insurance policy.

(d) Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding, or investigation (whether arising before, at, or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, then the provisions of this Section 6.1 will continue in effect until the final disposition of such claim, action, suit, proceeding, or investigation.

(e) This covenant is intended to benefit each of the Indemnified Parties and their respective heirs and legal representatives, and will be enforceable by them. The indemnification provided for in this Section 6.1 is not exclusive of any other rights to which an Indemnified Party is entitled.

(f) If Parent, the Surviving Corporation, or any of their successors or assigns (i) consolidates with or merges into any other entity and will not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their assets or intellectual property rights to any entity, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will assume the obligations set forth in this Section 6.1. Notwithstanding anything to the contrary in this Section 6.3, the parties acknowledge and agree that Surviving Corporation or any successor (by way of merger, asset sale, or otherwise) may modify its organizational documents, organizational form, or other attributes, and that any such modification shall not be restricted so long as substantively the indemnification, advancement of expenses, exculpation, and required insurance obligations pursuant to this Section 6.3 are preserved.

6.4 Further Action.  Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take or cause to be taken all actions necessary, proper, and advisable under applicable laws and regulations to consummate the Merger and the transactions contemplated by this Agreement.

ARTICLE VII
CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a) The obtainment of the Required Stockholder Approval and the requisite stockholder approval of Parent and Merger Sub.

(b) No temporary restraining order, preliminary or permanent injunction, or other order of any governmental authority preventing the consummation of the Merger is in effect. No law has been enacted or is deemed applicable to the Merger which makes the consummation of the Merger illegal.

7.2 Conditions to Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction of the following conditions:

(a) Each of the representations and warranties of Parent and Merger Sub set forth in ARTICLE IV must be true and correct in all material respects as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties must have been true and correct as of such earlier date.

(b) Each of Parent and Merger Sub have performed the obligations and complied with the agreements and covenants required under this Agreement in all material respects at or prior to the Closing Date.

(c) The Company has received certificates from an executive officer of each of Parent and Merger Sub certifying on behalf of Parent and Merger Sub, respectively, that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

7.3 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following conditions:

(a) Each of the representations and warranties of the Company set forth in ARTICLE III that is qualified by materiality must be true and correct, and each of such representations and warranties that is not qualified by materiality must be true and correct in all material respects, all as if made at and as of the Closing Date; except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties must have been true and correct as of such earlier date.

(b) The Company has performed the obligations and complied with the agreements and covenants required under this Agreement in all material respects at or prior to the Closing Date.

(c) Parent has received a certificate from the Chief Executive Officer of the Company certifying on behalf of the Company that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

(d) Following the date of this Agreement, no Material Adverse Effect has occurred.

ARTICLE VIII
TERMINATION

8.1 Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing as provided below:

(a) The Parties may terminate this Agreement by mutual written consent;

(b) Either the Company or Parent may terminate this agreement if the Merger is not consummated on or before 11:59 pm, Eastern Daylight Time, on July 31, 2015, unless the failure to consummate the Merger resulted from the action or failure to act of the Party (and, in the case of Parent, either Parent or Merger Sub) attempting to terminate this Agreement;

(c) Company may terminate this Agreement by giving written notice to Parent in the event Parent is in breach of any representation, warranty, or covenant contained in this Agreement, and such breach — individually or in combination with any other such breach — would cause the conditions set forth in Sections 7.2(a) or 7.2(b) not to be satisfied and is not cured or waived within the earlier of (i) thirty (30) days following delivery by the Parent to the Company of written notice of such breach, or (ii) the date set forth in Section 8.1(b).

(d) Parent may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty, or covenant contained in this Agreement, and such breach — individually or in combination with any other such breach — would cause the conditions set forth in Sections 7.3(a) or 7.3(b) not to be satisfied and is not cured or waived within the earlier of (i) thirty (30) days following delivery by the Parent to the Company of written notice of such breach, or (ii) the date set forth in Section 8.1(b).

8.2 Effect of Termination.  In the event of a termination of this Agreement as provided in Section 8.1, this Agreement will immediately become void and neither the Company nor Parent or any of their respective officers, directors, stockholders, or affiliates will have any liability or obligation, except with respect to any willful and material breach of this Agreement.

ARTICLE IX
GENERAL PROVISIONS

9.1 Notices.  All notices or other communications in connection with this agreement must be in writing and received by delivery in person, registered or certified mail, facsimile, or electronic mail. Such notices or other communications will be deemed to have been duly given upon receipt by the respective Parties at the following offices:

(a) If to the Company:

deltathree, Inc.
1 Bridge Plaza
Fort Lee, New Jersey 07024
Attention:
Facsimile:
E-mail:

With an additional copy to:

Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1000
McLean, Virginia 22102
Attention: Mark Wishner
Facsimile: (703) 749-1301
E-mail: wishnerm@gtlaw.com

(b) If to Parent or Merger Sub:

D4 Holdings, LLC
349-L Copperfield Boulevard, #407,
Concord, NC 28025
Attention: General Counsel
Facsimile: 704-260-3304

9.2 Amendment and Waiver.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that, after adoption of this Agreement, Required Stockholder Approval must be obtained for any amendment for which any applicable law requires stockholder approval.

9.3 Non-Survival of Representations.  None of the representations, warranties, covenants, and agreements in this Agreement or any instrument delivered pursuant to this Agreement will survive beyond the Effective Time, except those representations, warranties, covenants, and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time, and this ARTICLE IX.

9.4 Assignment.  This Agreement may not be assigned by any Party without the prior written consent of each of the other Parties.

9.5 Choice of Law.  This Agreement will be governed by, interpreted, and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

9.6 Severability.  Any provision of this Agreement that is invalid, illegal, or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability within such jurisdiction without invalidating or rendering unenforceable the remaining provisions of this Agreement.

9.7 Captions.  The captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and will not affect in any way the meaning or interpretation of this Agreement.

9.8 Entire Agreement.  This Agreement and the other documents, instruments, and other agreements specifically referred to herein or delivered pursuant this agreement constitute the entire understanding of the Parties with respect to the Merger. All Exhibits referred to in this Agreement are intended to be and hereby are specifically made a part of this Agreement. This Agreement supersedes all previous agreements and understandings between or among the Parties regarding the subject matter hereof.

9.9 Selected Definitions.

“Certificate of Merger” means the certificate of merger or other appropriate document or documents prepared and executed in accordance with the applicable provisions of the DGCL in the form attached hereto as Exhibit A.

“Charter Documents” means the current Certificate of Incorporation and bylaws of the Company, in each case as amended through the date of this Agreement.

“Company Common Stock” means all shares of common stock, par value $0.001 per share, of the Company.

“Company Stock Plan” means any plan or agreement of the Company providing for the award of stock options or of Company Common Stock subject to restrictions or other risk of loss, including the 2004 Stock Incentive Plan, 2004 Non-Employee Director Stock Plan, 2006 Non-Employee Director Stock Plan, and the 2009 Stock Incentive Plan, all as may be amended from time to time.

“Letter of Transmittal” means the form of letter used for surrendering Certificates, as described in Section 2.4(c).

“Material Adverse Effect” means any change or effect that is materially adverse to the Company taken as a whole other than any such effect or change resulting from or arising in connection with (i) general economic or industry-wide conditions, or (ii) this Agreement or the transactions contemplated by this Agreement except for a breach.

“Required Stockholder Approval” means the adoption of this Agreement and the approval of the Merger by the shareholders of the Company required to approve this Agreement and the Merger pursuant to the Charter Documents, applicable law, and any agreements between the Company and any of the shareholders of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

PARENT

D4 HOLDINGS, LLC

By:	Praescient, LLC, Manager
By:	/s/ Robert Stevanovski Name: Robert Stevanovski Title: Manager

MERGER SUB

D4 ACQUISITION, INC.

By:	/s/ David Stevanovski Name: David Stevanovski Title: President

COMPANY

deltathree, INC.

By:	/s/ Effi Baruch Name: Effi Baruch Title: CEO

SCHEDULE 3.10

•	Dispute with the Department of Finance of New York City over non-payment of commercial rent tax as described in the Company’s Form 10-K for the year ended December 31, 2014.
•	Complaint for Patent Infringement recently filed in the United States District Court for the Eastern District of Texas by UrgenSync, LLC.

EXHIBIT A

CERTIFICATE OF MERGER

of

D4 ACQUISITION, INC.
(a Delaware corporation)

with and into

DELTATHREE, INC.
(a Delaware corporation)

Pursuant to Section 251 of the Delaware General Corporation Law, deltathree, Inc., a Delaware corporation (the “Company”), in connection with the merger of D4 Acquisition, Inc., a Delaware corporation (the “Merger Sub”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST:  The names and states of incorporation of the corporations which are to merge (the “Constituent Entities”) are:

Name of Entity	State of Formation
deltathree, Inc.	Delaware
D4 Acquisition, Inc.	Delaware

SECOND:  In connection with the Merger, an Agreement and Plan of Merger (the “Merger Agreement”), dated as of              , 2015, among the Company, Merger Sub, and D4 Holdings, LLC, a Delaware limited liability company, has been approved, adopted, executed and acknowledged by each of the Constituent Entities.

THIRD:  The name of the surviving corporation in the Merger shall be deltathree, Inc. (the “Surviving Entity”).

FOURTH:  The Certificate of Incorporation of the Company, as amended and restated in its entirety in the form attached hereto as Exhibit I, shall be the Certificate of Incorporation of the Surviving Entity.

FIFTH:  A copy of the Merger Agreement is on file at the principal place of business of the Surviving Entity located at 1 Bridge Plaza, Ft. Lee, New Jersey 07024.

SIXTH:  A copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any stockholder of any of the Constituent Entities.

SEVENTH:  The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be duly executed as of the      day of         , 2015.

deltathree, INC.

By:	Name: Effi Baruch Title: Chief Executive Officer

Exhibit I to Certificate of Merger

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DELTATHREE, INC.

EXHIBIT B

WRITTEN CONSENT
OF THE MAJORITY
STOCKHOLDER
OF
deltathree, Inc.

              , 2015

The undersigned, being the holder of at least a majority in voting power of the outstanding shares of Common Stock, par value $0.001 per share (“Common Stock”) of deltathree Inc., a Delaware corporation (“deltathree” or the “Corporation”), pursuant to Section 228(a) of the General Corporation Law of the State of Delaware (“DGCL”), does hereby adopt, approve, ratify and confirm the following resolutions by written consent, without a meeting of the stockholders by reason of holding Common Stock shares of the Corporation constituting at least a majority of the voting power necessary to authorize or take such actions and adopt such resolutions at a meeting of stockholders and, effective as of the earliest date permitted after an Information Statement on Schedule 14C pursuant to the Securities Exchange Act of 1934, as amended, is first sent or given to the Corporation’s stockholders:

APPROVE AGREEMENT AND PLAN OF MERGER.

WHEREAS, pursuant to the terms of that certain agreement and plan of merger by and among D4 Holdings LLC, a Delaware Limited Liability Company (“D4”); D4 Acquisition, Inc., a Delaware corporation (“Acquisition”); and deltathree dated               , 2015 (the “Merger Agreement”) (incorporated by reference herein as “Exhibit A”), the Corporation must obtain written consent from the holders of a majority of Common Stock, in accordance with the DGCL, the certificate of incorporation and by-laws of the Corporation, authorizing the Merger and adopting Merger Agreement (“Stockholder Written Consent”); and

WHEREAS, the Board of Directors (“the Board”) of deltathree, acting based upon the unanimous recommendation of its special committee comprised of three disinterested directors, has determined that it is advisable, fair to and in the best interests of deltathree and its stockholders to effect a merger upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, the undersigned consent by D4 constitutes the requisite stockholder vote to authorize the Merger, the adoption of the Merger Agreement and all related agreements executed thereunder or contemplated to be executed and delivered thereunder (collectively the “Merger”); and

NOW, THEREFORE, BE IT RESOLVED, that the Merger and the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in the Merger Agreement is hereby authorized, approved and adopted, the terms and conditions of each of the transactions contemplated thereby are hereby approved and the undersigned hereby consents to the Merger.

General Authority and Ratification

RESOLVED, that any and all actions heretofore taken by the Board or any officers of deltathree within the terms of the foregoing resolution are hereby ratified, approved and confirmed, and declared to be the valid and binding acts and deeds of deltathree; and

FURTHER RESOLVED, that the officers of deltathree be and they hereby are authorized, directed and empowered to do all such other acts and things and to execute and deliver all such certificates or other documents and to take such other action as they deem necessary or desirable to carry out the purposes and intent of the above resolutions;

FURTHER RESOLVED, that this written consent may be executed in as many counterparts as may be required, all of which shall collectively constitute one and the same consent, and may be executed and delivered by facsimile signature or as a .pdf file (or similar format) attached to electronic mail.

FURTHER RESOLVED, that the Secretary of the Corporation is hereby directed to file a signed copy of this Written Consent in the minute book of the Corporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, being the holder of more than a majority of the voting power of the Corporation has executed this Written Consent of Stockholders as of the date(s) provided below.

Dated:               , 2015

MAJORITY STOCKHOLDER:

D4 HOLDINGS, LLC

Signature

Print Name

Title

Voting Power: 54% of Total Voting Power

Annex B

Written Consent

WRITTEN CONSENT
OF THE MAJORITY
STOCKHOLDER
OF
deltathree, Inc.

May 12, 2015

The undersigned, being the holder of at least a majority in voting power of the outstanding shares of Common Stock, par value $0.0001 per share (“Common Stock”) of deltathree Inc., a Delaware corporation (“deltathree” or the “Corporation”), pursuant to Section 228(a) of the General Corporation Law of the State of Delaware (“DGCL”), does hereby adopt, approve, ratify and confirm the following resolutions by written consent, without a meeting of the stockholders by reason of holding Common Stock shares of the Corporation constituting at least a majority of the voting power necessary to authorize or take such actions and adopt such resolutions at a meeting of stockholders and, effective as of the earliest date permitted after an Information Statement on Schedule 14C pursuant to the Securities Exchange Act of 1934, as amended, is first sent or given to the Corporation’s stockholders:

APPROVE AGREEMENT AND PLAN OF MERGER.

WHEREAS, pursuant to the terms of that certain agreement and plan of merger by and among D4 Holdings LLC, a Delaware Limited Liability Company (“D4”); D4 Acquisition, Inc., a Delaware corporation (“Acquisition”); and deltathree dated May 12, 2015 (the “Merger Agreement”) (incorporated by reference herein as “Exhibit A”), the Corporation must obtain written consent from the holders of a majority of Common Stock, in accordance with the DGCL, the certificate of incorporation and by-laws of the Corporation, authorizing the Merger and adopting Merger Agreement (“Stockholder Written Consent”); and

WHEREAS, the Board of Directors (“the Board”) of deltathree, acting based upon the unanimous recommendation of its special committee comprised of three disinterested directors, has determined that it is advisable, fair to and in the best interests of deltathree and its stockholders to effect a merger upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, the undersigned consent by D4 constitutes the requisite stockholder vote to authorize the Merger, the adoption of the Merger Agreement and all related agreements executed thereunder or contemplated to be executed and delivered thereunder (collectively the “Merger”); and

NOW, THEREFORE, BE IT RESOLVED, that the Merger and the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in the Merger Agreement is hereby authorized, approved and adopted, the terms and conditions of each of the transactions contemplated thereby are hereby approved and the undersigned hereby consents to the Merger.

General Authority and Ratification

RESOLVED, that any and all actions heretofore taken by the Board or any officers of deltathree within the terms of the foregoing resolution are hereby ratified, approved and confirmed, and declared to be the valid and binding acts and deeds of deltathree; and

FURTHER RESOLVED, that the officers of deltathree be and they hereby are authorized, directed and empowered to do all such other acts and things and to execute and deliver all such certificates or other documents and to take such other action as they deem necessary or desirable to carry out the purposes and intent of the above resolutions;

FURTHER RESOLVED, that this written consent may be executed in as many counterparts as may be required, all of which shall collectively constitute one and the same consent, and may be executed and delivered by facsimile signature or as a .pdf file (or similar format) attached to electronic mail.

FURTHER RESOLVED, that the Secretary of the Corporation is hereby directed to file a signed copy of this Written Consent in the minute book of the Corporation.

IN WITNESS WHEREOF, the undersigned, being the holder of more than a majority of the voting power of the Corporation has executed this Written Consent of Stockholders as of the date(s) provided below.

Dated: May 12, 2015

MAJORITY STOCKHOLDER:

D4 HOLDINGS, LLC

By: Praescient, LLC, Manager

/s/ Robert Stevanovski
Signature

Robert Stevanovski
Print Name

Manager
Title

Voting Power: 54% of Total Voting Power

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE SECTION 262 — APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 or §267 of this title is not owned by D4 immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228, §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.